UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

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DSP Group, Inc.

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DSP GROUP, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 14, 2018

To the Stockholders of DSP GROUP, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of DSP Group, Inc., a Delaware corporation (the “Company”), will be held at Residence Inn Central Park, 1717 Broadway, New York City, New York, on May 14, 2018, at 8:30 a.m., local time, for the following purposes:

1.     Election of Directors. To elect eight directors, Ofer Elyakim, Thomas A. Lacey, Cynthia Paul, Gabi Seligsohn, Yair Seroussi, Norman P. Taffe, Patrick Tanguy and Kenneth H. Traub, each to serve until the 2019 annual meeting of stockholders, and until their successors are elected and qualified, subject to their earlier resignation or removal;

2.     Amendment and Restatement of the Amended and Restated 2012 Equity Incentive Plan. To approve an amendment and restatement of the Company’s Amended and Restated 2012 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,100,000 shares to 3,750,000 shares;

3.     Selection of Independent Auditors. To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditors for the year ending December 31, 2018;

4.     Compensation of the Named Executive Officers. Advisory vote to approve the Company’s named executive officers compensation;

5.     To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof. Our board of directors has fixed the close of business on March 29, 2018 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all of your shares will be voted. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Ofer Elyakim

Chief Executive Officer

Herzelia, Israel

April 12, 2018

Mailed to Stockholders

on or about April 12, 2018

DSP GROUP, INC.
5 Shenkar Street, Herzelia 4672505 Israel

Proxy Statement
for 2018 Annual Meeting of Stockholders

General Information

This proxy statement is furnished to the stockholders of DSP Group, Inc., a Delaware corporation, in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at the annual meeting of stockholders to be held on May 14, 2018, at 8:30 a.m., local time, at Residence Inn Central Park, 1717 Broadway, New York City, New York, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting.

This proxy statement, any accompanying proxy card or voting instruction form and our 2017 annual report to stockholders will be made available on or about April 12, 2018 to our stockholders of record on March 29, 2018 at https://materials.proxyvote.com/23332B.

Solicitation, Record Date and Voting Procedures

The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on March 29, 2018 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, we had 22,729,085 shares of common stock outstanding and entitled to vote at the annual meeting. The presence at the annual meeting of a majority of these shares of our common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent will tabulate votes cast by proxy, and a representative from our transfer agent will act as the inspector of elections to tabulate votes cast in person at the annual meeting. Each outstanding share of common stock on the record date is entitled to one vote on all matters.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. Pursuant to New York Stock Exchange (“NYSE”) Rule 452, proposal 1 (election of directors) is a non-routine matter and, therefore, may not be voted upon by brokers without instruction from beneficial owners.

With respect to proposal 1 of this proxy statement, in an uncontested election, each director nominee will be elected by a majority of the shares present or represented by proxy and voting at the meeting with respect to his/her election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Abstentions and broker “non-votes” will have no effect on proposal 1.

With respect to proposals 2 and 3 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval. With respect to proposal 4 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval, although such vote will not be binding on us. Abstentions will have the same effect as “no” votes on proposals 2, 3 and 4 presented at this annual meeting. Broker “non-votes” will have no effect on proposals 2, 3 and 4.

The Proxy

The persons named as proxy holders, Ofer Elyakim and Dror Levy, were selected by our board of directors and currently serve as our executive officers.

All shares represented by each properly executed, unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the common stock represented by the proxy will be voted as to the proposal for which no specification is given as follows: (1) FOR the election of all director nominees named in this proxy statement; (2) FOR proposals 2, 3 and 4; and (3) with respect to any other matters that may come before the annual meeting, at the discretion of the proxy holders. We do not presently know of any other business to be conducted at the annual meeting.

Revocability of Proxy

If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering to us (to the attention of Dror Levy, our Secretary), at the address of our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our bylaws currently authorize the number of directors to be not less than five or more than nine. The number of directors on our board of directors is currently fixed at eight.

At this annual meeting, the stockholders will elect eight directors to serve a one-year term until the 2019 annual meeting. Each of Messrs. Ofer Elyakim, Thomas A. Lacey, Gabi Seligsohn, Yair Seroussi, Norman P. Taffe, Patrick Tanguy and Kenneth H. Traub, and Cynthia Paul have been nominated as a director to serve until the 2019 annual meeting of stockholders and until their successors are elected or appointed and qualified, or until their earlier resignation or removal. Our board has no reason to believe that each of Messrs. Elyakim, Lacey, Seligsohn, Seroussi, Taffe, Tanguy and Traub, and Ms. Paul will be unable or unwilling to serve as a director if elected.

Director Nominees to Serve One-Year Term

Ofer Elyakim, 48, currently serves as our Chief Executive Officer and a member of the Board of Directors. Mr. Elyakim joined us in January 2006 as Director of Business Development and Investor Relations, and was promoted to Vice President of Business Development in May 2007. He was promoted to Senior Vice President, President of South East Asia Operations in May 2008. In July 2009, Mr. Elyakim was appointed our Chief Executive Officer. In May 2011, Mr. Elyakim was appointed to our board. Previously, Mr. Elyakim worked as a research analyst covering media and broadcasting companies at CIBC World Markets in New York. Prior to that, he held several management positions at Radvision, Tundo Communications and Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. A certified public accountant, Mr. Elyakim holds an MBA with honors from Columbia Business School and a BA in Computer Science and Accounting from Tel Aviv University. We believe Mr. Elyakim’s qualifications to sit on our board include his extensive knowledge of the company, its products, strategies, and customers through his employment with the company, including as our Chief Executive Officer, his strong leadership skills and his broad experience in executive management roles.

Thomas A. Lacey, 59, has served as one of our directors since May 2012.  From May 2013 to June 2017, Mr. Lacey served as Chief Executive Officer of Xperi Corporation (NASDAQ: XPER), a technology licensor in areas such as mobile computing and communications, memory and data storage, and 3-D integrated circuit technologies, and was also a director of the company from May 2013 to December 2017. He formerly was the Chairman and Chief Executive Officer of Components Direct, a provider of cloud-based product life cycle solutions, and served in those capacities from May 2011 to April 2013. Mr. Lacey served on the board of directors and the audit committee of International Rectifier Corporation, a leader in power management technology, and has served in those capacities from March 2008 to January 2015 when the company was sold to Infineon. Previously, Mr. Lacey served as the President, Chief Executive Officer and a director of Phoenix Technologies Ltd., a global provider of basic input-output software for personal computers, from February 2010 to February 2011. Prior to joining Phoenix Technologies Ltd., Mr. Lacey was the Corporate Vice President and General Manager of the SunFab™ Thin Film Solar Products group of Applied Materials, Inc., from September 2009. Mr. Lacey previously served as President of Flextronics International’s Components Division, now Vista Point Technologies, from 2006 to 2007. Mr. Lacey joined Flextronics in connection with the sale to Flextronics of publicly-traded International Display Works, where Mr. Lacey had been Chairman, President and Chief Executive Officer from 2004 to 2006. Prior to International Display Works, Mr. Lacey held various management and executive positions at Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products. Mr. Lacey holds a Bachelor of Arts degree in computer science from the University of California, Berkeley, and masters of business administration degree from the Leavey School of Business at Santa Clara University. We believe Mr. Lacey’s qualifications to sit on our board include his current and past role as CEO of leading technology companies, including another NASDAQ-listed company with a complex global structure, his financial expertise, as well as his executive leadership and management experiences.

Cynthia Paul, 46, has served as one of our directors since April 2018. Since Janaury 2018, she has served as the Chief Investment Officer of Lynrock Lake LP (“Lynrock”), an investment firm she founded. Ms. Paul invests across the full capital structure of public and private companies, employing a long-term, fundamentally-driven, value-oriented investment strategy. From 2002 to 2017, Ms. Paul was a portfolio manager at Soros Fund Management LLC (“SFM”), where she managed a portfolio across corporate credit, converts, and equities, with a focus on the technology industry. She served as Chairman of the Board of Directors of Conexant Systems LLC, a fabless semiconductor company, from 2013 to 2017. During her time as Chairman, Conexant executed a turnaround of its legacy business lines and rose to a leadership position in the audio market, culminating in an acquisition by Synaptics Incorporated. Ms. Paul joined SFM in 2000 and served as a SFM representative for the Council on Foreign Relations and on SFM's Investment Committee. Prior to joining SFM, she worked at The Palladin Group in 1999 and at JP Morgan from 1994 to 1999, most recently as Head of Convertible Research. Ms. Paul graduated from Princeton University in 1994 with an Independent Major in Statistics and Operations Research, a Certificate from the Woodrow Wilson School for Public and International Affairs, and a Certificate in Engineering Management Systems. She is board observer and former board member of AlphaSense LLC, a SaaS company providing intelligent search to enterprise customers. Ms. Paul became a CFA® charterholder in 2002. We believe Ms. Paul’s qualifications to sit on our board include her deep investment and financial expertise, knowledge of the markets within which the company operates, and leadership and management experience in company turnarounds.

Gabi Seligsohn, 51, has served as one of our directors since May 2013. Since April 2014, he has been the Chief Executive Officer of Kornit Digital Ltd., (NASDAQ: KRNT), a developer and manufacturer of industrial and commercial printing solutions for the garment, apparel and textile industries. He was selected to the board of Kornit in January 2015. Mr. Seligsohn served as the President and Chief Executive Officer of Nova Measuring Instruments (NASDAQ: NVMI), a provider of leading-edge stand-alone metrology and the market leader of integrated metrology solutions to the semiconductor process control market, from August 2006 to August 2013. Mr. Seligsohn joined Nova in 1998 and served in several key positions in the company, including as the Executive Vice President, Global Business Management Group from August 2005 to August 2006. From August 2002 until August 2005, Mr. Seligsohn was President of Nova’s U.S. subsidiary, Nova Inc. Prior to that, he was Vice President Strategic Business Development at Nova Inc. where he established Nova’s OEM group managing the Applied Materials and Lam Research accounts between the years 2000 to 2002. From 1998 to 2000 he served as Global Strategic Account Manager for the company’s five leading customers. Mr. Seligsohn joined Nova after serving as a Sales Manager for key financial accounts at Digital Equipment Corporation. Mr. Seligsohn holds an LL.B. from the University of Reading in England. He was voted CEO of the year for the Israeli Hi-Tech industry by the Israeli management institute in 2010. We believe Mr. Seligsohn’s qualifications to sit on our board include his experience as CEO of leading complex global organizations, his business management expertise, his vast experience in leading other NASDAQ-listed companies, as well as his executive leadership, management and strategic development experiences.

Yair Seroussi, 63, has served as one of our directors since February 2002. He has been the chairman of Mediterranean Towers, a leading and large chain of retirement communities in Israel listed on the Tel Aviv Stock Exchange, since June 2017, and a member of the board of directors of Stratasys, a market leader company of 3D printing listed on NASDAQ, since July 2017. From 2009 to January 2017, Mr. Seroussi was the Chairman of the board of directors of Bank Hapoalim, Israel’s leading bank. Mr. Seroussi served as President of the Israeli Bank Association from 2009 to 2011. Mr. Seroussi was the founder and head of Morgan Stanley Israel for 16 years. He was the founder and Chairman of Mustang Mezzanine Fund. He served as the Chairman of the Investment Committee of Mivtachim, Israel’s largest pension fund, and founded and was a member of various investments committees of private equity funds. Mr. Seroussi served as a director of Israel Corp and Frutarom Industries. Mr. Seroussi is a member of the Board of Governors of the Hebrew University, and Chairman of the Eli Hurvitz Strategic Management Forum at the Tel Aviv University. Mr. Seroussi served over a decade in Israel’s Ministry of Finance where he held several senior positions. Mr. Seroussi holds a Bachelor’s degree in Economics and Political Science from the Hebrew University. We believe Mr. Seroussi’s qualifications to sit on our board include his years of experience providing strategic and investment advisory services to companies, as well as his leadership and risk assessment skills, and directorship expertise by being the former Chairman of Bank Hapoalim and various other U.S. public and Israeli companies.

Norman P. Taffe, 52, has served as one of our directors since May 2013. Mr. Taffe is currently Executive Vice President, Products at SunPower Corporation and started with the company in June 2013 as a general manager. Since September 2012, Mr. Taffe has served as a member of the board of directors of Integrated Device Technology, Inc. (NASDAQ: IDTI), a mixed-signal semiconductor solutions company. Previously, Mr. Taffe served as the Executive Vice President of Consumer and Computation Division of Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress”), a provider of high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value, from May 2007 until May 2012. Prior to that, Mr. Taffe held numerous positions with Cypress, including Marketing Director of the programmable logic and interface products divisions from April 1999 to July 2001, Managing Director of Cypress’ mergers and acquisitions and venture funds from July 2001 to September 2002, Managing Director of the wireless business unit from September 2002 to January 2005, and Vice President of the Personal Communications Division from January 2005 to May 2005. He completed the Program for Management Development at Harvard Business School and has a Bachelor of Science degree in Electrical Engineering from the University of Michigan. We believe Mr. Taffe’s qualifications to sit on our board include his 20 plus years in senior executive positions, his extensive experience in the technology industry and directorship on another NASDAQ-listed company.

Patrick Tanguy, 58, has served as one of our directors since November 1999 and was our non-executive Chairman from May 2014 to May 2017. Since September 2007, Mr. Tanguy has been a Managing Director at Wendel, a French-listed investment company. At Wendel, he notably serves as a non-executive director of various company holdings.  From February 1991 to September 2007, Mr. Tanguy served as Managing Director and Chief Executive Officer of various manufacturing and service company: Prezioso S.A., an industrial coating and insulation specialist;   Monne-Decroix, a real estate development company; Technal Group, an aluminum building systems company; Hays DX France, an express transport services company; DAFSA, a supplier of economic data and financial information; and Steelcase Strafor,  an office furniture manufacturer. Mr Tanguy started his professional career in 1984 at Bain & Co in London and Paris where he was promoted to Partner in 1990. Mr Tanguy received a MBA from HEC Paris. We believe Mr. Tanguy’s qualifications to sit on our board include his experience as CEO of leading complex global organizations, his financial expertise, as well as his executive leadership and management experience, and his understanding of our company acquired during his 15 plus years of service on our board.

Kenneth H. Traub, 56, has served as one of our directors since May 2012 and was appointed our non-executive Chairman in May 2017. Since December 2015, Mr. Traub has been a Managing Partner at Raging Capital Management, LLC, an investment firm. From 2009 through 2015, Mr. Traub was President and Chief Executive Officer of Ethos Management LLC. From 1999 until its acquisition by JDS Uniphase Corp. ("JDSU") in 2008, Mr. Traub served as President and Chief Executive Officer of American Bank Note Holographics, Inc. ("ABNH"), a leading global supplier of optical security devices for the protection of documents and products against counterfeiting. Following the sale of ABNH, he served as Vice President of JDSU, a global leader in optical technologies and telecommunications. In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in voice over Internet protocol communication technologies, and served as its Executive Vice President and Chief Financial Officer through 1998. From 1988 to 1994, he served as Vice President of Trans-Resources, Inc., a multi-national holding company and investment manager. Mr. Traub currently serves on the boards of directors of the following public companies: (i) Intermolecular, Inc., an innovator in materials sciences and (ii) Gulfmark, Inc., a global provider of vessels for the offshore drilling industry. He previously served on the boards of directors of (i) Phoenix Technologies, Inc., a supplier of the basic input-output system for the personal computer industry, from 2009 until the company was sold in 2010, (ii) iPass, Inc., a provider of mobility services for Enterprises and Carriers, from 2009 to 2013, (iii) MIPS Technologies, Inc., a leading provider of industry standard processor architectures and cores, from 2011 until the company was sold in 2013, (iv) Xyratex Limited, a leading supplier of data storage technologies, from 2013 until the company was sold in 2014, (v) Vitesse Semiconductor Corporation, a leading supplier of integrated circuit solutions for next-generation carrier and enterprise networks, from 2013 until the company was sold in 2015, (vi) Athersys, Inc., a biotechnology company engaged in the discovery and development of therapeutic product candidates from 2012 to 2016, (vii) A. M. Castle & Co., a specialty metals and plastics distribution company from 2014 to 2016, (viii) Chairman of the board of MRV Communications, Inc., a provider of packet and optical communications network equipment, from 2011 until the company was sold in 2017, and (ix) IDW Media Holdings, a diversified media company, from 2015 to 2018. He also served as the Chairman of the Board of the New Jersey chapter of the Young Presidents Organization in 2010 and 2011 and on the board of the New Jersey chapter of the World Presidents Organization since 2012. Mr. Traub received a BA from Emory College and an MBA from Harvard Business School.

Director Independence

Our board of directors has determined that all of the director nominees are “independent” as that term is defined in the published listing requirements of NASDAQ, except for Mr. Elyakim who is our Chief Executive Officer.

Required Vote

Pursuant to NYSE Rule 452, the uncontested election of directors is no longer a routine matter and, therefore, may not be voted upon by brokers without instruction from beneficial owners. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may not, in the absence of specific instructions from such beneficial owners, vote the shares in favor of a director nominee or withhold votes from a director nominee at the brokers’ discretion.

In an uncontested election, the director nominees will be elected by a majority of the shares present or represented by proxy and voting at the meeting with respect to his/her election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Abstentions and broker “non-votes” will have no effect on proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to our executive officers and directors as of April 6, 2018:

Name	Age	Position
Kenneth H. Traub (2)(3)	56	Chairman of the Board of Directors
Ofer Elyakim	48	Chief Executive Officer and Director
Dror Levy	45	Chief Financial Officer and Secretary
Thomas Lacey (1)(3)	59	Director
Cynthia Paul	46	Director
Gabi Seligsohn (2) (3)	51	Director
Yair Seroussi (1)(2)	63	Director
Norman Taffe (1)(3)	52	Director
Patrick Tanguy (1)(2)	58	Director

________________________________

(1)     Member of the audit committee

(2)     Member of the compensation committee

(3)     Member of the nomination and corporate governance committee

Dror Levy currently serves as our Chief Financial Officer. Mr. Levy joined us in August 2002 as Corporate Controller and was promoted to the position of Vice President of Finance in January 2006 and as our Chief Financial Officer and Secretary in July 2006. Prior to joining the Company, Mr. Levy worked at Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, where he served as an account manager in the high-tech practice. Mr. Levy is a certified public accountant and holds an M.B.A. from Tel Aviv University and a B.A. in Business and Accounting from the Israeli College of Management.

For our directors nominated for re-election at this annual meeting, see the biographies set forth in Proposal 1 of this proxy statement.

Corporate Governance Overview

Our board of directors is committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure compliance with applicable laws, regulations and rules, as well as the best practices.

Our corporate governance program features the following:

●	We have an independent chairman of the board;

●	All of our directors, other than our CEO, are independent;

●	All of our board members are up for election annually;

●	Each of our directors is elected through “majority voting;”

●	We have no stockholder rights plan in place;

●

Our board committees regularly review and update, as necessary, the committee charters, which clearly establish the roles and responsibilities of each such committee, and such charters are posted on our website for review;

●	Our board generally has an executive session among our non-employee and independent directors after every board meeting;

●	The transparency of our board and committee interactions is exemplified by the ability of board members to attend all committee meetings, whether or not they are committee members;

●	Two of our four audit committee members qualify as audit committee financial experts;

●	Our board enjoys unrestricted access to the Company’s management, employees and professional advisers;

●	We have a code of business conduct and ethics that is reviewed regularly for best practices and is posted on our website for review;

●	We have a clear set of corporate governance guidelines that is reviewed regularly for best practices and is posted on our website for review;

●	Our second restated certificate of incorporation has no supermajority voting provisions;

●	We have a compensation recoupment policy;

●	Our insider trading policy prohibits hedging, pledging or shorting of our stock by all executive officers and directors without written approval by the compliance officer;

●	None of our board members is serving on an excessive number of public company boards;

●	There are no family relationships among any of our directors or executive officers;

●	Our board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations;

●

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination, which transaction requires the affirmative vote of a majority of the outstanding shares; and

●	We have a stock ownership requirement to ensure that our directors and executive officers remain aligned with the interests of the company and our stockholders.

Board Leadership Structure

Our board of directors has a Chairman who is a non-employee director. Our Chairman is responsible for setting the agenda for board meetings, presiding over meetings of the board, facilitating communication among directors and ensuring an appropriate information flow from senior management to the board. Our Chief Executive Officer joined as a member of our board in May 2011. Our board of directors unanimously appointed our Chief Executive Officer to the board in consideration of the insights he brings to the board in light of his day to day leadership of the company and intimate knowledge of our business and operations.

Director Independence

Our board of directors has determined that all non-employee directors of the board, currently consisting of Messrs. Lacey, Seligsohn, Seroussi, Taffe, Tanguy and Traub, and Ms. Paul are “independent” as that term is defined in the NASDAQ listing standards. In making this determination, our board of directors considered transactions and relationships between each director or his/her immediate family and the company and our subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined, based on its understanding of such transactions and relationships, that all of our non-employee directors are independent of the company and, therefore, a majority of the members of our board is independent, under the standards set forth by the NASDAQ listing standards.

The Board’s Role in Risk Oversight

Our board of directors engages an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of the full board in setting our business strategy is a key part of its assessment of management’s plans for risk management and its determination of what constitutes an appropriate level of risk for the company. Our board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. While the full board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. For example, financial risks, including internal controls, are overseen by the audit committee and risks that may be implicated by our executive compensation programs are overseen by the compensation committee. Moreover, our nomination and corporate governance committee conducts an annual board assessment and reports its findings to the full board. Upon identification of a risk, the assigned board committee or the full board discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Meetings and Committees of the Board of Directors

During 2017, our board of directors met 5 times in meetings or telephonically. No director attended fewer than 75% of the aggregate of (i) the total number of board meetings held during the period for which he was a director, and (ii) the total number of committee meetings of the board held in 2017 on which he served. In light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. Director attendance at each annual stockholders’ meeting will be posted on our web site at www.dspg.com. All of our directors (other than Ms. Paul who was appointed in April 2018) attended the 2017 annual meeting. It is also the general policy of our board that at the conclusion of each meeting of the board, the independent directors shall meet separately with no members of management present to review and discuss, among other things, the company’s strategy, performance and management effectiveness.

Compensation Committee

The compensation committee met in meetings or telephonically 2 times in 2017. The compensation committee currently consists of Messrs. Seligsohn, Seroussi, Tanguy and Traub, with Mr. Seroussi as the Chairman. Our board of directors has determined that all current members of the compensation committee are “independent” as that term is defined in the NASDAQ listing standards. The committee’s functions are to establish and apply our compensation policies with respect to our executive officers. Additional duties and powers of the compensation committee are set forth in its charter, which was initially adopted and approved in January 2005, and a copy of which is available on our website at www.dspg.com.

Audit Committee

The audit committee met 7 times in meetings or telephonically in 2017. The audit committee currently consists of Messrs. Lacey, Seroussi, Taffe and Tanguy with Mr. Lacey as the Chairman. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. In addition, the audit committee is responsible for approving the audit and non-audit services performed by our independent auditors and for reviewing and evaluating our accounting principles and our system of internal accounting controls. Additional duties and powers of the audit committee are set forth in its charter, which was initially adopted and approved in November 2002, and a copy of which is available on our website at www.dspg.com. The audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

After considering transactions and relationships between each member of the audit committee or his immediate family and the company and our subsidiaries and reviewing the qualifications of the members of the audit committee, our board of directors has determined that all current members of the audit committee are (1) ”independent” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (2) “independent” as that term is defined in the NASDAQ listing standards; and (3) financially literate and have the requisite financial sophistication as required by the NASDAQ listing standards. Furthermore, our board of directors has determined that Messrs. Lacey and Tanguy qualify as audit committee financial experts, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, both are or have been Chief Executive Officers of various companies, and in those capacities had acquired the relevant experience and expertise and have the attributes set forth in the applicable rules as being required for an audit committee financial expert.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee met 2 times in meetings or telephonically in 2017. The nomination and corporate governance committee currently consists of Messrs. Lacey, Seligsohn, Taffe and Traub with Mr. Taffe as the Chairman. Our board of directors has determined that all current members of the nomination and corporate governance committee are “independent” as that term is defined in the NASDAQ listing standards. The nomination and corporate governance committee is to assist the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics and making recommendations to the board of revisions to the code from time to time as appropriate. Additional duties and powers of the nomination and corporate governance committee are set forth in its charter, which was initially adopted and approved in January 2005, and a copy of which is available on our website at www.dspg.com.

Compensation Committee Interlocks and Insider Participation

The compensation committee currently consists of Seligsohn, Seroussi, Tanguy and Traub, with Mr. Seroussi as the Chairman. No member of this committee is a present or former officer or employee of the company or any of our subsidiaries. None of our executive officers served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

Qualifications of Directors

Our board of directors has not established any special qualifications or any minimum criteria for director nominees. In considering candidates for the board, the nomination and corporate governance committee will consider the entirety of each candidate’s credentials, regardless of the nominee’s gender, racial background, religion or ethnicity. However, as specified in the charter for the nomination and corporate governance committee, the committee will consider certain qualifications such as the nominee’s personal and professional integrity, ability, judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of our stockholders and sufficient time available to devote to our affairs. The nomination and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. The committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. The nomination and corporate governance committee will also use its best efforts to seek to ensure that the composition of our board of directors at all times adheres to the independence requirements applicable to companies listed on NASDAQ, as well as other regulatory requirements applicable to us.

Diversity of the Board

Our board of directors does not have a formal policy requiring the nominating and corporate governance committee to consider the diversity of directors in its nomination process. Nonetheless, our board values diversity and diversity is one of the factors considered by the committee in the director identification and nomination process. The committee seeks nominees with a broad diversity of experience, professions, education, skills, geographic representation and backgrounds with a view to have a slate of candidates for election that represents a diversity of views, experiences and backgrounds.

Director Annual Evaluation

It is important to the company that the board and its committees are performing effectively and in the best interests of the company and its stockholders. The board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The chair of the nomination and corporate governance committee then follows up on this feedback and takes such further action as he deems appropriate.

Director Nomination Process

We do not have a formal director nomination process.

Continuing Directors

Generally, the nomination and corporate governance committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for renomination. The nomination and corporate governance committee will balance the value of continuity of service by existing members of the board with that of obtaining a new perspective.

New Directors

Generally, once a need to add a new board member is identified, the nomination and corporate governance committee will initiate a search by working with staff support, seeking input from board members and senior management and, if necessary, hiring a consultant or search firm. After a slate of possible candidates is identified, members of the nomination and corporate governance committee, other members of the board and senior management have the opportunity to interview the prospective candidate(s). The remaining members of the board who do not interview the prospective candidate(s) are kept informed of the progress. A potential new director also may be recommended by a current director, after which the input of the nomination and corporate governance committee and the other members of the board on the merits of his or her appointment to the board would be sought. The nomination and corporate governance committee ultimately recommends the best candidate(s) the committee members determine after the selection process for approval by the full board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Copies of these reports are also required to be delivered to us.

We believe, based solely on our review of the copies of such reports received or written representations from the Reporting Persons, that during the fiscal year ended December 31, 2017, all Reporting Persons complied with all applicable filing requirements except that Form 4s relating to automatic equity awards to non-employee directors were filed on Form 5s instead.

Communications with the Board

Our board of directors believes that full and open communication between stockholders and members of our board is in our best interests and the best interests of our stockholders. Stockholders can contact any director or committee of the board by writing to the Chairman of the nomination and corporate governance committee, c/o DSP Group, Inc., 691 S. Milpitas Boulevard, Suite 212, Milpitas, CA 95035. The Chairman of the nomination and corporate governance committee will determine the extent to which such stockholder communications should be disseminated to other members of the board and what response, if any, should be made to such communications. Comments or complaints relating to our accounting, internal accounting controls or auditing matters may be referred directly to our audit committee by writing to the Chairman of the audit committee, c/o DSP Group, Inc., 691 S. Milpitas Boulevard, Suite 212, Milpitas, CA 95035.

Stockholder Proposals

The nomination and corporate governance committee will consider stockholder proposals properly submitted to us, including recommendations of qualified director nominee(s), in accordance with the procedures set forth below. In order to have a proposal considered by the nomination and corporate governance committee for the 2019 annual meeting, a stockholder must submit its proposal and other relevant information in writing to the attention of our Secretary at our principal executive offices no later than December 11, 2018. With respect to general stockholder proposals, the stockholder must submit the following relevant information: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, (v) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of our common stock) has been made, the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of our common stock (each, a “Relevant Hedge Transaction”), (vi) as to the stockholder giving the notice and any Stockholder Associated Person, to the extent not set forth pursuant to the immediately preceding clause, (a) whether and the extent to which such stockholder or Stockholder Associated Person has direct or indirect beneficial ownership of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to our common stock, whether or not such instrument or right shall be subject to settlement in the underlying common stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our common stock (a “Derivative Instrument”), (b) any rights to dividends on our common stock beneficially owned by such stockholder that are separated or separable from the underlying shares of our common stock, (c) any proportionate interest in shares of our common stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a partner or, directly or indirectly, beneficially owns an interest in a partner and (d) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our common stock or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date); and (vii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934 in his or her capacity as a proponent to a stockholder proposal. A “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our common stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person. Subject to any exclusions permitted by applicable law, only stockholder proposals submitted in accordance with the above requirements will be presented at any annual meeting. The chairman of the meeting may, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and, if he should so determine, he may so declare at the meeting that any such business not properly brought before the meeting will not be transacted.

With respect to recommendations of director nominee(s), the stockholder must submit the following relevant information in writing to the attention of our Secretary at our principal executive offices no later than December 11, 2018: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of our common stock which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) the information set forth in the above paragraph relating to general stockholder proposals. Once the nomination and corporate governance committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nomination and corporate governance committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

The nomination and corporate governance committee will not evaluate candidates differently based on who has made the proposal. The committee will consider candidates for the board from any reasonable source, including stockholder recommendations. The committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used for the slate of director nominees at this annual meeting, and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

Greater detail about the submission process for stockholder proposals are set forth in our bylaws, a copy of which may be obtained by making a written request to our Secretary at the address of our principal executive offices.

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Code of Business Conduct and Ethics

Our board of directors initially adopted a code of business conduct and ethics in July 2003. This code applies to all of our employees and is posted on our web site at www.dspg.com. The code satisfies the requirements under the Sarbanes-Oxley Act of 2002, as well as NASDAQ rules applicable to issuers listed on NASDAQ. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the code with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the code with respect to the remainder of the employees may be granted by the corporate compliance officer, which is currently our Chief Financial Officer. Any waivers to the code and any amendments to the code applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our web site. Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

Our board of directors initially adopted a set of corporate governance guidelines in January 2011. The guidelines set forth the practices our board follows with respect to, among other things, the composition of the board and board committees, director responsibilities, director continuing education and performance evaluation of the board. The guidelines are posted on our web site at www.dspg.com.

No Supermajority Vote on Approval of Mergers or Other Business Combinations

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination. Such transactions require the affirmative vote of a majority of the outstanding shares.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 3, 2018, by (i) each stockholder known to us to own beneficially more than 5% of our common stock; (ii) each of our directors as of April 3, 2018; (iii) the named executive officers; and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, the address of each of the executive officers and directors is c/o DSP Group, Inc., 691 S. Milpitas Boulevard, Suite 212, Milpitas, CA 95035.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting power and/or investment power with respect to securities. The percentages are based on 22,723,085 shares of our common stock outstanding as of April 3, 2018. Shares of common stock subject to options, stock appreciation rights or restricted stock units currently exercisable or exercisable within 60 days of April 3, 2018 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the stock options, stock appreciation rights or restricted stock, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Shares Beneficially Owned	Approximate Percent Beneficially Owned	Options and Restricted Stock Units Included in Shares Beneficially Owned

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	2 ,930,392	12.9%	_

Raging Capital Management, LLC (2) Ten Princeton Avenue, P.O Box 228 Rocky Hill, New Jersey 08553	2,172,872	9.6%

Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	1,851,886	8.1%	_

Senvest Management, LLC (4) 540 Madison Avenue, 32nd Floor New York, New York 10022	1,726,793	7.6%	_

The Vanguard Group (5) 100 Vanguard Boulevard Malvern, PA 19355	1,371,580	6.0%

Ofer Elyakim	454,001	1.95%	13,641
Dror Levy	110,377	*	5,188
Thomas A. Lacey	114,000	*	47,000
Cynthia Paul	_	_	_
Gabi Seligsohn	70,000	*	62,000
Yair Seroussi	121,000	*	107,000
Norman Taffe	79,600	*	62,000
Patrick Tanguy	138,000	*	122,000
Kenneth H. Traub (2)	132,153	*	92,000
All directors and executive officers as a group (8 persons)	1,219,131	5.25%	510,829

_______________________________

*	Less than 1%

(1)

Based on a Schedule 13G/A filed by BlackRock, Inc. on January 19, 2018, with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2017. The Schedule 13G/A reported aggregate beneficial ownership sole of 2,930,392 shares.

(2)

Based on a Schedule 13F filed by Raging Capital Management, LLC on February 14, 2018 and a 13D/A filed jointly by Raging Capital Management, LLC, William C. Martin and Kenneth H. Traub on December 7, 2017, with the Securities and Exchange Commission, reporting beneficial ownership as of December 7, 2017. The Schedule 13D reported aggregate beneficial ownership of 2,061,832 shares, as well as sole voting and dispositive power of 120,153 shares by Mr. Traub.

(3)

Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2018, with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2017. The Schedule 13G/A reported aggregate beneficial ownership of 1,851,886 shares.

(4)

Based on a Schedule 13G/A jointly filed by Senvest Management, LLC and Richard Mashaal on February 12, 2018, with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2017. The Schedule 13G/A reported aggregate beneficial ownership of 1,726,793 shares.

(5)

Based on a Schedule 13G/A filed by The Vanguard Group on February 9, 2018, with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2017. The Schedule 13G/A reported aggregate beneficial ownership of 1,371,580 shares.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2017.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	1,369,398	$3.14	1,391,807

Equity compensation plans not approved by security holders (2)	501,354	$9.02	14,681

Total	1,870,752	$4.71	1,406,488(1)

 _______________________________

(1)	The amount includes 709,748 shares of common stock available for future issuance under our 1993 Employee Stock Purchase Plan as of December 31, 2017.

(2)

Neither the Amended and Restated 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”) nor the Amended and Restated 2003 Israeli Share Incentive Plan (the “2003 Plan”) was previously approved by our stockholders. From 2004 to 2012, the total number of shares of common stock available for the grant of options under the 2003 Plan was increased on the first day of each calendar year by a number of shares equal to three percent of the number of shares of our common stock outstanding as of such date or a lesser number as determined by the administrator of the plan. In May 2012, the 2003 Plan terminated.

Amended and Restated 1998 Non-Officer Employee Stock Option Plan

Our board of directors adopted the 1998 Plan in November 1998. As of December 31, 2017, 9,472,549 shares of common stock were granted and 14,681 shares of common stock remained available for grant. The board of directors, or a committee designated by the board of directors, administers the 1998 Plan. The administrator has the sole discretion to interpret any provision of the 1998 Plan, and to determine the terms and conditions of awards of non-qualified stock options or stock appreciation rights under the 1998 Plan. Options and stock appreciation rights currently may be granted to our employees and employees of any of our subsidiaries. Officers may not be granted options or stock appreciation rights under the 1998 Plan. The material features of the 1998 Plan are summarized below.

Term. The term of each option or stock appreciation right shall be stated in the applicable option or stock appreciation right agreement.

Exercise Price or Base Appreciation Right. The exercise price per share of common stock for an option and the base appreciation amount for a stock appreciation right shall be determined by the administrator.

Vesting. Each option or stock appreciation right shall vest in accordance with a schedule as determined by the administrator.

Early Exercise. An option may include a provision whereby the participant may elect to exercise any part or all of the option prior to vesting of the option. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or any other restriction the administrator determines to be appropriate.

Transferability. Options and stock appreciation rights are transferable to the extent provided in the applicable option agreement or stock appreciation right agreement.

Termination of Employment. A participant may not exercise an option or stock appreciation right after the termination of the participant’s employment, director or consulting relationship with us or with any of our subsidiaries, except to the extent specified in the applicable option or stock appreciation right agreement. Where the option or stock appreciation right agreement permits the exercise of the option or stock appreciation right following termination of the participant’s employment or other service relationship with us or any of our subsidiaries, the option or stock appreciation right shall terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option or stock appreciation right, whichever occurs first.

Acquisition of the Company. If we are acquired whether by sale, transfer of assets, merger or similar transaction, the administrator shall have the authority to provide for the full automatic vesting and exercisability of one or more outstanding unvested options or unvested stock appreciation rights under the 1998 Plan on such terms and conditions as the administrator may specify.

Amendment and Termination of the Plan. The 1998 Plan will continue until it is terminated by the board of directors. The board may amend the 1998 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board of directors or stockholders may alter or impair any option or stock appreciation right previously granted under the 1998 Plan. No option or stock appreciation right may be granted during any suspension of or after termination of the 1998 Plan.

Amended and Restated 2003 Israeli Share Incentive Plan

Our board of directors adopted the 2003 Plan in November 2002. Pursuant to the plan terms, from 2004 to 2012, the number of shares authorized for issuance increased annually on the first business day of each calendar year equal to three percent of the number of shares of our common stock issued and outstanding as of such date or a lesser number of shares as determined by the board of directors. Furthermore, in May 2012, the 2003 Plan terminated. As of December 31, 2017, 10,700,543 shares of common stock were granted under the 2003 Plan and stock option and stock appreciation rights to acquire 56,186 shares of common stock remained outstanding under the 2003 Plan.

The board of directors, or a committee designated by the board of directors, administered the 2003 Plan. The administrator had the sole discretion to interpret any provision of the 2003 Plan and to determine the terms and conditions of the options and stock appreciation rights issued under the 2003 Plan. Our employees and other service providers and employees and other service providers of any of our subsidiaries were eligible to receive grants of options and stock appreciation rights. The material features of the 2003 Plan are summarized below.

Term. The term of each option or stock appreciation right were stated in the applicable option agreement or stock appreciation right agreement.

Exercise Price or Base Appreciation Right. The exercise price per share of common stock for an option and the base appreciation amount for a stock appreciation right were determined by the administrator and were set forth in the applicable option or stock appreciation right agreement.

Vesting. Each option or stock appreciation right vested in accordance with a schedule as determined by the administrator.

Transferability. Options and stock appreciation rights were non-transferable except as provided in the option or stock appreciation right agreement. During the lifetime of the participant, the option or stock appreciation right was exercisable only by the participant.

Termination of Employment. In the event a participant’s employment relationship with us or any of our subsidiaries was terminated other than for cause or as a result of death or disability, the vested portion of the option or stock appreciation right was exercisable for 90 days after the date of termination. In the event a participant’s employment relationship with us or any of our subsidiaries was terminated as a result of death or disability, the vested portion of the option or stock appreciation right was exercisable for 12 months after the date of termination. In the event a participant’s employment relationship with us or any of our subsidiaries was terminated for cause, the option or stock appreciation right was immediately terminated and ceased to be exercisable. In no event was an option or stock appreciation right exercisable after the expiration date of the option or stock appreciation right.

Acquisition of the Company. The terms of an option or stock appreciation right agreement could provide for the full automatic vesting and exercisability of the option or stock appreciation right in the event we were acquired by sale, transfer of assets, merger or similar transaction.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. Our compensation policy, as established by the compensation committee of our board of directors, is designed to attract, motivate and retain highly talented individuals who will contribute to our long-term success, reward our executive officers who contribute to our positive financial performance and provide a strong link between our executive officers’ compensation and long-term interests of our stockholders. We believe that our executive officers’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and ultimately the management of the company by our executive officers and that our compensation policy be set in a manner that reflects our actual operating performance. The various compensation levels for our executive officers are set based on the scope of their responsibilities and performance. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain key personnel, while providing them incentives to maximize long-term value for our company and stockholders. We further believe that the executive officers’ total annual cash compensation should vary with the company’s performance and that the higher an executive officer’s level of responsibility within the company, the greater the percentage of such executive officer’s compensation should be tied to the company’s performance. However, notwithstanding the above principles, we rely upon judgment and not rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

The compensation committee, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish the overall compensation strategy for the company, including reviewing, analyzing and approving the compensation structure for our Chief Executive Officer, other executive officers and other key employees each year; and administer our incentive compensation and benefit plans, 401(k) plan and employee stock purchase plan. The compensation committee regularly updates our board of directors. Messrs. Seligsohn, Seroussi, Tanguy and Traub are the members of the compensation committee with Mr. Seroussi as the Chairman.

Executive Compensation Practices at a Glance

What We Do	What We Do Not Do

Pay for Performance under Our Executive Bonus Plan: We link pay to performance and stockholder interests by establishing an annual executive bonus plan based on financial metrics and strategic performance goals established in advance by the compensation committee.

No “Single Trigger” Severance Payments or Golden Parachute Arrangements: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event. We do not have any golden parachute arrangements.

EBITDA Goal as a Component of Performance-Based Bonus Plan: Our compensation committee believes that EBITDA is an important business metrics that measures the company’s operating income which is an important indicator of a company’s financial condition.

No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual executive bonus plans.

No Bonus based on Performance-Based Criterion if EBITDA Goal Is Not Met: Notwithstanding the achievement of the other performance-based criterion under the executive bonus plans, our compensation committee has determined that no bonus would be payable to either of the executive officers, except for the 20% portion that is within the discretion of the compensation committee, if the company fails to meet a specified 2017 EBITDA goal.

No Re-Pricing of Equity Awards: Our equity plans prohibit repricing of equity awards without stockholder approval.

Compensation Recoupment Policy: Our policy may require an executive officer, or other key employees as our board deems appropriate, in the event of a financial restatement, due to gross negligence or willful misconduct, to reimburse the company with respect to any incentive compensation (including cash and equity awards) received during the past three years that is in excess of that which would have been received if such compensation had been based upon the financial statements as so restated.

No Nonqualified Defined Contribution or Other Deferred Compensation Plan. We do not have any such plans.
Stock Ownership Guidelines: Our executive officers and directors are subject to stock ownership guidelines tied to a multiple of their respective annual base salaries or board retainers.

No Special Perquisites or Retirement Benefits: We do not provide special perquisites or retirement benefits to our Israeli executive officers that are not generally made available to all of our Israeli employees.

Capped Incentives under Our Annual Executive Bonus Plan. Our annual executive bonus plans are capped for our executive officers, which cap is tied to their base salary for the relevant year.	No Tax Gross-Ups: We do not provide tax gross-ups.

Equity Awards Generally Four-Year Vesting. Except for grants in 2013 made specifically for retention purposes after completion of the company’s proxy contest, all of our equity award grants to our executive officers are subject to a four year vesting schedule.

No Hedging in Company Securities: Our executive officers and directors are prohibited from engaging in any hedging transaction with respect to company equity securities without written approval by the compliance officer under our insider trading policy.

Conservative Approach on Base Salary Increases. We align base salaries with strong pay-for-performance orientation. Until 2017, our executive officers had a base salary freeze for four years.

No Pledging of Company Securities: Our executive officers and directors are prohibited from engaging in any pledging transaction with respect to company equity securities without written approval by the compliance officer under our insider trading policy.

Thorough Compensation Risk Assessment: Our compensation committee conducts an annual assessment of the company’s executive and broad-based compensation programs to ensure prudent risk management.
Compensation Committee Independence and Experience: Our compensation committee is comprised solely of independent directors who have extensive experience.
Independent Compensation Advisor: Our compensation committee has the authority to select and engage its own independent advisor.

Role of Chief Executive Officer in Compensation Decisions

Mr. Elyakim, our Chief Executive Officer, reviews the performance of each executive officer (other than himself) and provides recommendation to the compensation committee. The assessment by Mr. Elyakim of the performance of each executive officer, and the individual and corporate performance of each executive officer and his conclusions thereon, including with respect to salary adjustments and annual award amounts, are then presented to the compensation committee in connection with the committee’s annual review of each executive officer’s total compensation. While the committee considers Mr. Elyakim’s recommendations, it independently evaluates the recommendations and makes all final compensation decisions.

Role of Compensation Consultants in Compensation Decisions

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of the compensation of our executive officers and directors. No compensation consultants were engaged in 2017.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, bonus payable pursuant to the terms of a performance-based plan, and long-term incentive compensation consisting of grants of restricted stock units and performance-based restricted stock units. The overall compensation of our executive officers is set by the compensation committee, in consultation with the board of directors, after an annual review by the compensation committee of each executive officer’s overall performance for the prior year and the overall performance of the company for the prior year.

Base Salary. The base salaries of our executive officers are set by the compensation committee. When setting base salary levels, the compensation committee considers competitive market conditions for executive compensation, the company’s performance, the performance of the individual executive officer for the then completed year and any promotion or other change in job responsibility of the individual executive officer. The determination of the base salaries of the executive officers is discretionary; no specific goals are considered and no specific weight is given to any particular goal achieved or any other factor by the compensation committee in its annual review. In February 2017, the compensation committee approved an increase of 10% to the annual base salary of each of Messrs. Elyakim and Levy such that Mr. Elyakim’s 2017 base salary in U.S. dollars was 330,000 and Mr. Levy’s 2017 base salary in NIS was 880,000.

2017 Performance-Based Bonus Plan

In February 2017, the compensation committee of our board approved a 2017 performance-based bonus plan applicable for our Chief Executive Officer and Chief Financial Officer. The plans were effective from January 1, 2017 to December 31, 2017. The payment of bonuses under the 2017 performance-based bonus plan was based upon the company’s achievement of four separate components, three of which are based on business objectives and one was at the discretion of the compensation committee. The business objective components focused on initiatives that are anticipated to drive the company’s future revenue growth and profitability, including new products initiatives. The compensation committee believes each business objective component of the plans is challenging. Each component under our 2017 performance-based bonus plan had a specified weighting and such weighting differed among the plans. No bonus, except for the portion that was within the discretion of the compensation committee, was payable if the company’s 2017 earnings before interest, taxes, depreciation and amortization (“EBITDA”) goal, excluding any restricting and non-recurring charges to be determined by the compensation committee, was less than a specified amount as determined by the compensation committee.

The cap for the bonus payout under the 2017 performance-based bonus plan for the Chief Financial Officer was 1.2x of his annual base salary and the cap for the Chief Executive Officer under the plan was 2.0x of his annual base salary.

Other than under the circumstances whereby there was a change of control transaction involving the company or termination of employment under specified circumstances as set forth in the employment agreement, payment of bonuses (if any) under the 2017 performance-based bonus plans was to be made in the following year. Any such bonuses were to be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

With respect to the Chief Executive Officer and Chief Financial Officer, in the event of termination of employment during 2017 by (i) either one of them (X) after complying with the advance notice provision in his respective employment agreement, or (Y) for good reason (as defined in his respective employment agreement), or (ii) the company without cause (as defined in his respective employment agreement), the bonus under their respective plan was to be determined on the following basis: (a) all numbers under the “Target” column of the plan were to be reduced by a percentage equal to the percent of the year remaining after the date of termination of employment, (b) all non-numerical requirements under the “Target” column of the plan were to remain unchanged, (c) the 1.2 and 2.0 multipliers under the “Target” column of the plan were to be multiplied by their respective annual base salary for the part of the year prior to the date of termination of employment, and (d) the maximum bonus payable under the discretionary bonus component were to be 40% and 20% of the annual base salary of the Chief Executive Officer and Chief Financial Officer, respectively, for the part of the year prior to the date of termination of employment.

The following is a description of the 2017 performance-based bonus plan as applicable to our Chief Executive Officer and Chief Financial Officer.

Chief Executive Officer

Weight	Objective	Target		Payout
10%	Revenues	●	0 if actual revenue is less than or equal to 90% of the agreed amount based on the Company’s 2017 budget approved by the board of directors (the “2017 Revenue Target”)	Payout is linear between points
		●	1.0 if actual revenue is equal to 100% of the 2017 Revenue Target
		●	2.0 if actual revenue is greater than or equal to 110% of the 2017 Revenue Target
45%	New Products	●	0 if new products revenues is less than an agreed amount determined by the compensation committee (the “2017 New Products Revenues Target”)	Payout is linear between points
		●	1.0 if new products revenues is equal to the 2017 New Products Revenues Target
		●	2.0 if new products revenues is greater than or equal to the 2017 New Products Revenues Target

Within the 2017 New Products Revenues Target, the compensation committee also determined the minimum revenue thresholds for each of the new products categories ̶ VoIP, SmartVoice and IoT (including home gateways) ̶ that were required to be met. In the event the minimum revenue threshold was not met for one or more of the new products revenue categories, the payout would be prorated with each new products revenue category representing 33% of the bonus payout under the 2017 New Products Revenue Target.
25%	EBITDA (excluding restricting and other non-recurring charges)	● ●	0 if EBITDA is less than an agreed amount determined by the compensation committee (the “2017 EBITDA Goal”) 1.0 if EBITDA is greater than or equal to the 2017 EBITDA Goal	Payout is linear between points
		●	2.0 if EBITDA is grater than or equal to the 2017 EBITDA Goal

20%	Compensation Committee Discretion

Compensation Committee will apply its discretion based primarily on its evaluation of how management has performed in positioning the company for future success and stockholder value enhancement. The maximum total discretionary bonus is 40% of annual salary.

Payable at the sole discretion of the Committee

Chief Financial Officer

Weight	Objective	Target		Payout
10%	Revenues	● ●	0 if actual revenue is less than or equal to 90% of the 2017 Revenue Target 0.6 if actual revenue is equal to 100% of the 2017 Revenue Target	Payout is linear between points
		●	1.2 if actual revenue is greater than or equal to 110% of the 2017 Revenue Target
45%	New Products	●	0 if new products revenues is less than the 2017 New Products Revenues Target	Payout is linear between points
		●	0.6 if new products revenues is equal to the 2017 New Products Revenues Target
		●	1.2 if new products revenues is greater than or equal to the 2017 New Products Revenues Target

Within the 2017 New Products Revenues Target, the compensation committee also determined the minimum revenue thresholds for each of the new products categories ̶ VoIP, SmartVoice and IoT (including home gateways) ̶ that were required to be met. In the event the minimum revenue threshold was not met for one or more of the new products revenue categories, the payout would be prorated with each new products revenue category representing 33% of the bonus payout under the 2017 New Products Revenue Target.

25%	EBITDA (excluding restricting and other non-recurring charges)	● ● ●	0 if EBITDA is less than the 2017 EBITDA Goal 0.6 if EBITDA is greater than or equal to the 2017 EBITDA Goal 1.2 if EBITDA is greater than or equal to the 2017 EBITDA Goal	Payout is linear between points
20%	Compensation Committee Discretion

Compensation Committee will apply its discretion based primarily on its evaluation of how management has performed in positioning the company for future success and stockholder value enhancement. The maximum total discretionary bonus is 24% of annual salary.

Payable at the sole discretion of the Committee

We believe that the disclosure of the 2017 Revenue Target, the 2017 New Products Revenues Target, the minimum revenue thresholds for new products categories under the 2017 New Products Revenues Target and the weightings would cause strategic and competitive harm to the company and therefore are not disclosed. Notwithstanding that such information relates to a completed fiscal year, we believe that the disclosure of such information would still result in competitive harm and provide meaningful insight to our competitors given that the time period remains recent and the targets in such plans are the foundation for the company’s success in the current and future years. It would be relatively easy for competitors to make assumptions and draw conclusions about our current strategy from our strategic focus in the recent past. Furthermore, we do not believe that disclosure of the referenced information is necessary for an understanding of the compensation of our named executive officers since we discuss in detail the significant components of, and the weighting of each component within, the plans.

2017 Performance-Based Bonus Plan Payment

In February 2018, the compensation committee approved a payment of $145,000 and $68,000 to each of Messrs. Elyakim and Levy, respectively, pursuant to the terms of the 2017 performance-based bonus plans. The committee derived the bonus amounts after consideration of all aspect of the 2017 performance of the company, including the failure of the company to fully meet a number of the business objective components.

2018 Performance-Based Bonus Plan Payment

In March 2018, the compensation committee of our board approved a 2018 performance-based bonus plan applicable for our Chief Executive Officer and Chief Financial Officer. The plans are effective from January 1, 2018 to December 31, 2018. The payment of bonuses under the 2018 performance-based bonus plan will be based upon the company’s achievement of four separate components, three of which are based on business objectives and one is at the discretion of the compensation committee. The compensation committee believes each business objective component of the plans is challenging. Each component under our 2018 performance-based bonus plan has a specified weighting and such weighting differed among the plans. No bonus would be payable based on the achievement of the business objective components if the company’s 2018 earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding any restricting and non-recurring charges to be determined by the compensation committee, are less than a specified amount set forth in the plans as determined by the compensation committee.

The cap for the bonus payout under the 2018 performance-based bonus plan for the Chief Financial Officer is 1.2x of his annual base salary and the cap for the Chief Executive Officer under the plan is 2.0x of his annual base salary.

Other than under the circumstances whereby there was a change of control transaction involving the company or termination of employment under specified circumstances as set forth in the employment agreement, payment of bonuses (if any) under the 2018 performance-based bonus plans will be made in the following year. Any such bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

In the event of termination of employment of the Chief Executive Officer or Chief Financial Officer during 2018 by (i) either one of them (X) after complying with the advance notice provision in his respective employment agreement, or (Y) for good reason (as defined in his respective employment agreement), or (ii) the Company without cause (as defined in his respective employment agreement), the bonus under their respective Plan would be determined on the following basis: (a) all numbers under the “Target” column of the Plan would be reduced by a percentage equal to the percent of the year remaining after the date of termination of employment, (b) all non-numerical requirements under the “Target” column of the Plan would remain unchanged, (c) the 1.2 and 2.0 multiplier under the “Target” column of the Plan would be multiplied by their respective annual base salary for the part of the year prior to the date of termination of employment, and (d) the maximum bonus payable under the discretionary bonus component would be 40% and 24% of the annual base salary of the Chief Executive Officer and Chief Financial Officer, respectively, for the part of the year prior to the date of termination of employment.

Chief Executive Officer

Weight	Objective	Target		Payout
25%	Revenues	●	0 if actual revenue is less than or equal to 90% of the agreed amount based on the Company’s 2018 budget approved by the Board (the “2018 Revenue Target”)	Payout is linear between points
		●	1.0 if actual revenue is equal to 100% of the 2018 Revenue Target
		●	2.0 if actual revenue is equal to or greater than 110% of the 2018 Revenue Target
30%	Non-cordless Revenues	●	0 if non-cordless revenues is less than an agreed amount determined by the compensation committee	Payout is linear between points
		●	1.0 if non-cordless revenues is equal to an agreed amount determined by the compensation committee
		●	2.0 if non-cordless revenues is equal to or greater than an agreed amount determined by the compensation committee
25%	EBITDA (excluding restricting and other non-recurring	●	0 if EBITDA is less than an agreed amount determined by the compensation committee	Payout is linear between points
	charges)	●	1.0 if EBITDA is equal to or greater than an agreed amount determined by the compensation committee
		●	2.0 if EBITDA is equal to or greater than an agreed amount determined by the compensation committee

20%	Committee Discretion

Committee will apply its discretion based primarily on its evaluation of how management has performed in positioning the company for future success and stockholder value enhancement. The maximum total discretionary bonus is 40% of annual salary.

Payable at the sole discretion of the Committee

Chief Financial Officer

Weight	Objective	Target		Payout
25%	Revenues	● ●	0 if actual revenue is less than or equal to 90% of the 2018 Revenue Target 0.6 if actual revenue is equal to 100% of the 2018 Revenue Target	Payout is linear between points
		●	1.2 if actual revenue is equal to or greater than 110% of the 2018 Revenue Target

30%	Non-cordless Revenues	●	0 if non-cordless revenues is less than an agreed amount determined by the compensation committee	Payout is linear between points.
		●	0.6 if non-cordless revenues is equal to an agreed amount determined by the compensation committee
		●	1.2 if non-cordless revenues is equal to or greater than an agreed amount determined by the compensation committee
25%	EBITDA (excluding restricting and other non-recurring	●	0 if EBITDA is less than an agreed amount determined by the compensation committee	Payout is linear between points
	charges)	●	0.6 if EBITDA is equal to or greater than an agreed amount determined by the compensation committee
		●	1.2 if EBITDA is equal to or greater than an agreed amount determined by the compensation committee

20%	Committee Discretion

Committee will apply its discretion based primarily on its evaluation of how management has performed in positioning the company for future success and stockholder value enhancement. The maximum total discretionary bonus is 24% of annual salary.

Payable at the sole discretion of the Committee

Due to their strategic and commercial significance, we believe that the disclosure of the 2018 Revenue Target, minimum revenue thresholds for non-cordless revenues, EBITDA targets and the weightings that apply to the three business objective components within each plan would cause future competitive harm to the company and therefore are not disclosed. The rationale is the same as those articulated with respect to the 2017 performance-based bonus plans.

Long-term Incentive Compensation. Grants of stock options, stock appreciation rights and restricted stock units are made from time to time to our employees, including executive officers, whose contributions have or will have a significant impact on our long-term performance. We believe that the grant of stock options, stock appreciation rights and restricted stock units (1) align our executive officers’ interests with stockholder interests by creating a direct link between compensation and stockholder return; (2) give executive officers a significant, long-term interest in our success; and (3) help retain key executive officers in a competitive market for executive talent. In 2017, we provided long-term awards to our executive officers through the grant of restricted stock units.

Compensation of Chief Executive Officer. The compensation committee’s determination of Mr. Elyakim’s remuneration generally was based upon methods consistent with those used for the other executive officers.

Equity Incentive Programs

We intend that our equity incentive awards be the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our equity incentive awards as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

Types of Equity Awards. Equity incentive awards are granted based upon the compensation committee’s annual review of each executive officer’s performance for the prior year. The size of each grant is generally set at a level that the compensation committee deems appropriate to create a meaningful opportunity for stock ownership, the individual’s position with the company and the individual’s potential for future responsibility and promotion. In the grant of awards, the compensation committee further considers the executive officer’s past performance, the total compensation being paid to the executive officer, the number of equity awards granted to the executive officer during previous years, the value of such awards and the vesting status of such awards, and the comparability with equity awards made to our other executives officers and similarly situated executive officers at peer companies. All equity awards are made at the fair market price at the time of the grant of the awards. The determination for the grant of equity incentive awards is discretionary; no specific goals are considered and no specific weigh is given to any particular goal achieved or any other factor by the compensation committee.

In February 2017, the board, upon recommendation and approval of the compensation committee, granted to Messrs. Elyakim and Levy 80,000 and 30,000 restricted stock units, respectively. The February 2017 restricted stock unit grants vest over a four year period from the grant date with 25% of the restricted stock units granted vesting on the first anniversary of the grant date and 6.25% vesting each quarter thereafter.

In February 2018, the compensation committee of the board granted to Messrs. Elyakim and Levy 70,000 and 30,000 restricted stock units. The 2018 restricted stock unit grants vest over a four year period from the grant date with 25% of the restricted stock units granted vesting on the first anniversary of the grant date and 6.25% vesting each quarter thereafter.

Timing of Grants. Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the compensation committee’s review of their individual performance during the prior year. Stock options and restricted stock units are not necessarily granted to each employee every year. Grants of stock options, stock appreciation rights and/or restricted stock units to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee or board meeting following their hire date.

Vesting Schedule of Grants. Equity incentive awards to our executive officers and other key employees typically have a vesting schedule whereby 25% of the award vest on the first anniversary of the grant date and the remainder vest 6.25% each quarter thereafter, with vesting completed after four years.

Stock Ownership Guidelines. In October 2013, the board adopted a set of stock ownership guidelines for directors and executive officers so as to align this group’s interests with those of our stockholders.

Directors. Pursuant to the guidelines, directors are required to own (personally and collectively with members of the director’s immediate family or with family trusts), within five years following the later of (a) his or her first election or appoint to the board, or (b) October 31, 2013, an amount of common stock valued at the lesser of its purchase price or its fair market value (measured on October 31st of each year) equal to at least three times the total annual retainer cash compensation paid by the company for board service (excluding for this purpose compensation that is not paid to all independent directors, such as compensation for committee or chair service). For purposes of this ownership guideline, unvested restricted stock or restricted stock units, and vested and unvested stock options would not be considered when determining a director’s stock ownership. Until such time as a board member reaches his or her share ownership minimum, such board member would be required to hold at least 50% of the shares of common stock received upon lapse of the vesting restrictions pursuant to equity awards (net of any shares utilized to pay for the exercise price of the equity award and tax withholding). This ownership requirement may be waived by the board in individual cases, depending on the financial circumstances of a director, as determined in the discretion of the board.

Executive Officers. Pursuant to the guidelines, the named executive officers of the company are required to own (personally and collectively with members of the executive officer’s immediate family or with family trusts), within five years following the later of (a) his or her first appointment as an executive officer, or (b) October 31, 2013, an amount of common stock valued at the lesser of its purchase price or its fair market value (measured on October 31st of each year) equal to at least three times the annual base salary for the Chief Executive officer or at least one times the annual base salary for the Chief Financial Officer.

Holding/Retention Periods for Equity Awards. Although there is no specific holding or retention period for equity awards made to the named executive officers; effectively, in order to comply with the company’s stock ownership guidelines and assuming no future grant of equity awards, each executive officer has to hold a portion of their previously granted equity awards to satisfy the ownership guidelines.

Retirement Benefits and Perquisites

We do not offer any retirement benefits to our Israeli-based executive officers except for social benefits required pursuant to Israeli labor laws, or are common practice in Israel and are generally available to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability owed to Israeli employees upon termination of their employment. In addition, we make a payment of up to 6.5% of each employee’s monthly base salary to another insurance or pension fund, which accrued amount may be withdrawn by the employee after retirement or, subject to various tax restrictions in Israel, after leaving our employment. Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to each of the named executive officers in 2017 are specified in the summary compensation table of the proxy statement.

We currently do not provide any material retirement benefits or perquisites to our executive officers that are not generally available to our employees.

Employment Agreements and Post-Termination Protection

The compensation committee recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. Moreover, employment agreements are generally customary for employees residing in Israel. We have entered into employment agreements with our named executive officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long-term goals. None of the employment agreements with our named executive officers provide for tax gross ups and none includes any “single trigger” change-in-control provisions. The employment agreements with our named executive officers are described in the employment agreements section of the proxy statement.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the company’s executive officers resident in the U.S. The limitation applies only to compensation which is not considered to be performance-based. Our 2001 Stock Equity Plan and 2012 Equity Incentive Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under the plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Generally, our executive officers are granted stock options and restricted stock units under the 2012 Equity Incentive Plan and were granted stock options and stock appreciation rights under the 2001 Stock Equity Plan and 2003 Israeli Share Incentive Plan prior to the termination of those plans. The compensation committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant. In addition, the compensation committee cannot ensure that prior compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because: (1) a number of requirements must be satisfied in order for the compensation to qualify; and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Section 162(m) was not applicable to our current executive officers because none are resident in the U.S.

However, on December 22, 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, which substantially modifies the Code and, among other things, does away with compensation deductibility under Section 162(m). Nonetheless, since the prior Section 162(m) was not applicable to our current executive officers, the new Tax Cuts and Jobs Act will have no impact on the company.

2017 “Say on Pay” Advisory Vote on Executive Compensation

Our stockholders provide an advisory vote annually on executive compensation. At our 2017 annual meeting of stockholders, approximately 97% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The compensation committee considered the 2017 vote results and as a result of the overwhelming approval did not make significant changes to our executive compensation policies and decisions.

Anti-Pledging / Hedging Policy

Pursuant to the company’s insider trading policy, executive officers of the company are prohibited from engaging in short-term or speculative securities transactions with respect to our common stock, such as short sales, puts, calls and other exchange-traded derivatives, without prior consent of our compliance officer. Executive officers must also advise and discuss with our compliance officer the purchase of our securities on margin or holding our securities in a margin account or the pledging of our securities prior to engaging in such transactions. No executive officer has been approved for any transaction described in this paragraph, and we currently do not have any executive officers or directors with pledged company shares.

Compensation Recoupment Policy

The company has a compensation recoupment policy that applies to executive officers and other key employees as the board deems appropriate if the company is required to restate its financial statements. The board believes it is desirable and in the best interests of the company and its stockholders to maintain and enhance a culture that is focused on integrity and accountability and believes that this policy discourages conduct detrimental to the company’s sustained growth. This policy requires any executive officer and other key employees as the board deems appropriate in the event of a financial restatement, due to gross negligence or willful misconduct, to reimburse the company with respect to any incentive compensation (including cash and equity awards) received during the past three years that is in excess of that which would have been received if such compensation had been based upon the financial statements as so restated.

Compensation Policies and Practices and Risk Management

Our compensation committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

●	A Balanced Mix of Compensation Components - The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives and long-term equity awards.

●

Multiple Performance Factors - Our incentive compensation plans use both company-wide financial metrics and strategic initiatives, which encourage focus on the achievement of objectives for the overall benefit of the company.

●	Capped Cash Incentive Awards – 2017 annual cash bonus incentive awards were capped at 200% of target for our chief executive officer and 120% for our chief financial officer.

●	Multi-Year Vesting - Equity awards vest over multiple years requiring long-term commitment on the part of employees.

●	Competitive Positioning - The compensation committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.

●	Corporate Governance Programs - We have implemented corporate governance guidelines, a code of conduct, a compensation recoupment policy and other corporate governance measures and internal controls.

The compensation committee also reviews the key design elements of our compensation programs in relation to industry practices, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board. Based on this review, our compensation committee concluded that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on our company.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this report.

Submitted by the compensation committee:

Yair Seroussi (Chairman) Gabi Seligsohn Patrick Tanguy Kenneth Traub

2017 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by or paid to our principal executive officer and principal financial officer. There are no other executive officers whose total compensation in fiscal year 2017 exceeded $100,000 for the periods presented. We refer to the below executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Ofer Elyakim	2017	327,500	145,000	788,822	108,351	1,369,673
Chief Executive Officer	2016	300,000	240,000	657,348	94,399	1,291,747
	2015	300,000	266,000	690,837	93,366	1,350,203

Dror Levy *	2017	242,636	68,000	293,545	93,794	697,975
Chief Financial Officer and	2016	208,311	83,000	247,728	83,360	622,399
Secretary	2015	205,987	96,000	263,805	86,659	652,451

(1)

The amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”). In addition, the amounts shown in this column include the benefit provided to our named executive officers under our 1993 employee stock purchase plan, which is derived mainly from a discount of 15% to fair market value when share purchases are made during the purchase period under the plan. The above benefit is available to all eligible employees.

(2)	See the table captioned “2017 All Other Compensation” below for greater detail.

*Base salary of Mr. Levy is denominated in New Israeli Shekel (NIS). The NIS amounts are translated into U.S. dollar at the average annual exchange rate of NIS 3.60, 3.84, and 3.88 into U.S. dollar for 2017, 2016 and 2015, respectively.

2017 All Other Compensation

The following table sets forth all other compensation awarded to, earned by or paid to each of our named executive officers during fiscal year 2017. The NIS amounts relating to the 2017 all other compensation for Messrs. Elyakim and Levy are translated into U.S. dollar at the average annual exchange rate of NIS into U.S. dollar.

Name	Israeli Social Benefits ($) (1)	Car Allowance ($)	Education Fund ($) (2)	Vacation ($) (3)	Social Security Payments ($) (4)	Disability Insurance Payments ($)(5)	Other (6) ($)	Total ($)

Ofer Elyakim	44,743	—	25,174	6,239	10,027	6,125	16,042	108,351

Dror Levy	33,771	24,069	18,198	2,315	10,027	3,038	2,376	93,794

(1)

Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment by the employer for any reason, including retirement, based on the most recent monthly base salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of up to 6.5% of each employee’s monthly base salary to another insurance or pension fund, which accrued amount may be withdrawn by the employee after retirement or, subject to various tax restrictions in Israel, after leaving our employment. The amounts represent the above referenced contributions we made on behalf of each of the named executive officers in 2017.

(2)

As is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes, which amounts contributed by us to each of the named executive officers in 2017 are as specified.

(3)

Represents the dollar value of any positive difference between the vacation days to which the named executive officer is entitled in 2017 and the vacation days used by such named executive officer in 2017.

(4)	Represents payments we made to the Israeli government that the employees will receive in the event of unemployment or other disability.

(5)	As is customary in Israel, we make a payment of up to 2.5% of each employee’s monthly base salary to cover employer liability associated with employment disability.

(6)

Includes convalescence payments that are mandatory by Israeli law, rides to work, army service refunds from the Israeli government and other immaterial items that are customary to all Israeli employees.

2017 Grants of Plan Based Awards

The following table sets forth each equity award granted to our named executive officers during fiscal year 2017.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Price on Grant	Grant Date Fair Value
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#) (1)	Options (#)	Awards ($/Sh)	Date ($/Sh)	of Stock Awards ($) (2)

Ofer Elyakim	2/5/2017	2/5/2017	—	—	—	80,000	—	—	10.15	782,786

Dror Levy	2/5/2017	2/5/2017	—	—	—	30,000	—	—	10.15	293,545

(1)	Represents shares underlying restricted stock units granted pursuant to our 2012 Equity Incentive Plan.

(2)

Represents the fair value of the restricted stock units as of the date they were granted, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions under FASB ASC 718, see Note 2 to our 2017 Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth information concerning unexercised options, stock appreciation rights and restricted stock units held by each of our named executive officers as of December 31, 2017. The calculations are based on our closing stock price as of December 29, 2017 ($12.50 per share).

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option / SAR’s Exercise Price ($)(2)	Option / SAR’s Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ofer Elyakim	29,531 (1)(3)(4)	-	-	7.49	1/31/2018	145,027	1,812,838	-	-
Dror Levy	-	-	-	-	-	55,186	689,825	-	-

(1)	Represents shares underlying stock appreciation rights granted pursuant to Amended and Restated 2003 Israeli Share Incentive Plan.

(2)	Stock appreciation rights were granted at fair market value on the grant date, as reported on NASDAQ.

(3)

The table sets forth the number of underlying shares pursuant to the granted stock appreciation right award. When the vested stock appreciation rights granted in 2011 are exercised, the number of underlying shares that may be received upon exercise cannot exceed 67% of the number of stock appreciation right units granted.

(4)

Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting quarterly over the next three years and expiring seven years from the grant date.

(5)	Restricted stock units granted hereunder vest over a four year period from the grant date with 25% vesting on the first anniversary of the grant date and 6.25% each quarter thereafter.

(6)	Represents shares underlying restricted stock units granted pursuant to our 2012 Equity Incentive Plan.

2017 Option Exercises and Stock Vested

The following table includes certain information with respect to the stock options and stock appreciation rights exercised by, and the restricted stock unit awards that vested for, the named executive officers during the fiscal year ended December 31, 2017.

	SARs Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares vested (#)	Value Realized on Vesting ($)(3)

Ofer Elyakim	26,261	336,327	64,199	731,242

Dror Levy	17,899	221,358	25,746	293,752

(1)

The number of shares acquired on exercise is based on the closing market price of our common stock on the day before the date of exercise and is calculated net of the aggregate base price of the stock appreciation rights upon exercise.

(2)	The value realized on exercise is calculated by multiplying the number of shares of common stock acquired upon exercise by the sale price of our common stock on NASDAQ on the day of sale.

(3)

The amounts reported in this column are calculated by multiplying the number of shares received upon vesting by the closing market price of our common stock on the date of vesting of the restricted share unit.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

 CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2017, the total compensation of Ofer Elyakim, our Chief Executive Officer, of $1,369,673, as shown in the Summary Compensation Table above, was approximately 12.7 times the total cash compensation of a median employee calculated in the same manner of $107,761.

Our CEO to median employee pay ratio is calculated in accordance with the SEC’s rules pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. In our calculation, we annualized the compensation for any full-time employees that were not employed by us for all of 2017.

Employment Agreements

Each of our named executive officers has a written employment agreement with us.

In connection with Ofer Elyakim’s appointment as our Chief Executive Officer in July 2009, he entered into an employment agreement with DSP Israel, effective July 1, 2009. Mr. Elyakim’s employment agreement was amended in January 31, 2011, May 16, 2011, November 5, 2012, March 5, 2013 and October 31, 2013. Mr. Elyakim’s 2016 annual salary was $300,000, subject to adjustment from time to time. In 2017, Mr. Elyakim’s base salary was increased by 10% to $330,000. In addition to any other bonus program approved by the board, Mr. Elyakim is eligible for a bonus under the terms of an annual performance-based bonus plan approved by the compensation committee of our board of directors. Pursuant to Mr. Elyakim’s employment agreement, as amended, if Mr. Elyakim desires to terminate his employment with the company (which for purposes of Mr. Elyakim’s employment agreement includes any subsidiary of the company) without good reason (as defined in his employment agreement), he will have to notify the company eighteen months in advance. Similarly, if the company desires to terminate Mr. Elyakim’s employment with the company without cause, it will have to notify Mr. Elyakim eighteen months in advance. However, if the company wishes to terminate Mr. Elyakim’s employment but fails to provide him with the eighteen-month advance written notice, Mr. Elyakim would be entitled to receive an amount equal to eighteen months of his then-effective salary. If the requisite advance notice of eighteen months is provided by Mr. Elyakim to the company if he desires to terminate his employment with the company without good reason, then: (i) all of his rights under his employment agreement would continue during the eighteen-month period, and (ii) all equity awards held by him prior to the termination of his employment with the company would accelerate and immediately vest eighteen months following the date of such requisite notice and be exercisable in whole or in part at any time from the date of the vesting of the respective equity awards for a period of two years. In addition, if Mr. Elyakim’s employment with the company is terminated by (i) the company following a change in control (as defined in his employment agreement); (ii) Mr. Elyakim for good reason; or (iii) the company without cause (as defined in his employment agreement), all of Mr. Elyakim’s rights under his employment agreement would continue for eighteen months and all equity awards held by Mr. Elyakim would accelerate and immediately vest and be exercisable in whole or in part at any time for two years following the termination of his employment. Furthermore, if Mr. Elyakim’s employment is terminated by the company without cause, by Mr. Elyakim for good reason, or by Mr. Elyakim without good reason after providing the requisite notice of eighteen months in advance, Mr. Elyakim shall be paid a pro-rata portion of any performance-based bonus for the year in which his full-time employment is terminated.

In June 2002, in connection with Dror Levy’s initial employment as our Controller, he entered into an employment agreement with DSP Israel. No further agreement was entered into with Mr. Levy when he became our Chief Financial Officer. Mr. Levy’s employment agreement was amended in January 31, 2011, May 16, 2011, November 5, 2012, March 5, 2013 and October 31, 2013. Mr. Levy’s salary is determined in NIS. Based on December 31, 2016 exchange rate between the U.S. dollar and NIS, Mr. Levy’s 2016 annual salary was approximately $208,000. In 2017, Mr. Levy’s base salary was increased by 10% in NIS from 800,000 to 880,000 ($254,000 based on December 31, 2017 exchange rate between the U.S. dollar and NIS). In addition to any other bonus program approved by the board, Mr. Levy is eligible for a bonus under the terms of an annual performance-based bonus plan approved by the compensation committee of our board of directors. Pursuant to Mr. Levy’s employment agreement, as amended, if Mr. Levy desires to terminate his employment with the company (which for purposes of Mr. Levy’s employment agreement includes any subsidiary of the company) without good reason (as defined in his employment agreement), he will have to notify the company one year in advance. Similarly, if the company desires to terminate Mr. Levy’s employment with the company without cause, it will have to notify Mr. Levy one year in advance. However, if the company wishes to terminate Mr. Levy’s employment but fails to provide him with the one-year advance written notice, Mr. Levy would be entitled to receive an amount equal to one year of his then-effective salary. If the requisite advance notice of one year is provided by Mr. Levy to the company if he desires to terminate his employment with the company without good reason, then: (i) all of his rights under his employment agreement would continue during the one-year period, and (ii) all equity awards held by him prior to the termination of his employment with the company would accelerate and immediately vest one year following the date of such requisite notice and be exercisable in whole or in part at any time from the date of the vesting of the respective equity awards for a period of one year. In addition, if Mr. Levy’s employment with the company is terminated by (i) the company following a change in control (as defined in his employment agreement); (ii) Mr. Levy for good reason; or (iii) the company without cause (as defined in his employment agreement), all of Mr. Levy’s rights under his employment agreement would continue for one year and all equity awards held by Mr. Levy would accelerate and immediately vest and be exercisable in whole or in part at any time for one year following the termination of his employment. Furthermore, if Mr. Levy’s employment is terminated by the company without cause, by Mr. Levy for good reason, or by Mr. Levy without good reason after providing the requisite notice of one year in advance, Mr. Levy shall be paid a pro-rata portion of any performance-based bonus for the year in which his full-time employment is terminated.

Potential Payments Upon Termination or Change of Control

The following tables set forth the amount of compensation to each of Messrs.  Elyakim and Levy in the event termination of such executive officer’s employment or a change in control of our company occurred as of December 31, 2017.

Name: Ofer Elyakim	Termination for Cause ($)		Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination upon Death of Employee ($)		Termination w/o Cause or for Good Reason ($)	Upon a Change in Control ($)

Base Salary	-	(1)	667,122	-	(1)	667,122	667,122
Bonus (2)	145,000		145,000	145,000		145,000	145,000
Vested SARs and Unvested RSUs (3)	221,928		2,034,765	221,928		2,034,765	2,034,765
Accrued Vacation Pay	68,125		68,125	68,125		68,125	68,125
Total	435,053		2,915,012	435,053		2,915,012	2,915,012

(1)	These columns do not include base salary earned for time periods worked prior to the termination of employment due to cause or death of employee.

(2)

The bonus was determined based on the terms of the 2017 performance-based bonus plan applicable for Mr. Elyakim and assuming for purposes of achievement of the parameters of such plan that the termination of employment occurred on the last day of fiscal year 2017.

(3)

As of December 29, 2017 (the last trading day of fiscal 2017), Mr. Elyakim had 189,324 “in-the-money” SARs and RSUs outstanding, of which 44,297 “in-the-money” SARs were vested. All outstanding equity awards would immediately vest upon (i) voluntary termination by Mr. Elyakim after provision of requisite notice to us, (ii) termination of employment by us without cause or by Mr. Elyakim for good reason, or (iii) termination upon a change in control. The calculations are based on our closing stock price as December 29, 2017 ($12.50 per share).

Name: Dror Levy	Termination for Cause ($)		Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination upon Death of Employee ($)		Termination w/o Cause or for Good Reason ($)	Upon a Change in Control ($)

Base Salary	-	(1)	356,690	-	(1)	356,690	356,690
Bonus (2)	68,000		68,000	68,000		68,000	68,000
Unvested RSUs (3)	—		689,825	—		689,825	689,825
Accrued Vacation Pay	53,360		53,360	53,360		53,360	53,360
Total	121,360		1,167,875	121,360		1,167,875	1,167,875

(1)	These columns do not include base salary earned for time periods worked prior to the termination of employment due to cause or death of employee.

(2)

The bonus was determined based on the terms of the 2017 performance-based bonus plan applicable for Mr. Levy and assuming for purposes of achievement of the parameters of such plan that the termination of employment occurred on the last day of fiscal year 2017.

(3)

As of December 29, 2017 (the last trading day of fiscal 2017), Mr. Levy had 55,186 RSUs outstanding. All outstanding equity awards would immediately vest upon (i) voluntary termination by Mr. Levy after provision of requisite notice to, (ii) termination of employment by us without cause or by Mr. Levy for good reason, or (iii) termination upon a change in control. The calculations are based on our closing stock price as December 29, 2017 ($12.50 per share).

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of our board.

Our stock ownership guidelines applicable for our directors are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Cash Compensation Paid to Board Members

Directors who are also employees do not receive any additional compensation for their services as directors.

Directors who are not employees receive an annual retainer of $35,000 with no per meeting fees except that a fee of $1,000 would be payable for each in-person board meeting attended in a year in excess of six meetings but not more than ten meetings. The Chairman of the board receives an additional annual retainer of $20,000. The annual retainers for the Chairman and members of the audit committee are $20,000 for the Chairman and $8,000 for the members. The annual retainers for the Chairman and members of the compensation committee are $11,000 for the Chairman and $5,000 for the members. The annual retainers for the Chairman and members of the nomination and corporate governance committee are $7,500 for the Chairman and $4,000 for the members. All annual cash retainers are paid on a quarterly basis and in the event a committee member or chair does not serve for the entire period between annual meetings of stockholders, his or her annual cash retainer would be prorated based on the period served. All directors were reimbursed for expenses incurred in connection with attending board and committee meetings.

Equity Award Program

Each of our non-employee directors is entitled to participate in the director subplan of our 2012 Equity Incentive Plan (the “2012 Plan”). The director subplan provides for the grant of equity awards to our non-employee directors.

Each of our non-employee directors is granted automatically under the director subplan of the 2012 Plan on January 1st’ of each year 8,000 stock options and 4,000 restricted stock units, all of which would fully vest at the end of one year from the grant date. If a director is appointed for a term commencing during a calendar year, the director would be granted stock options and restricted stock units on the date of appointment and the number of stock options and restricted stock units granted would be based upon the number of days remaining in the calendar year following the date such person was nominated as a director.

The following table sets forth the compensation paid to each of our non-employee directors during fiscal year 2017.

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Thomas A. Lacey (2)	59,000	50,828	39,454	149,282

Gabi Seligsohn (3)	41,500	50,828	39,454	131,782

Yair Seroussi (4)	51,000	50,828	39,454	141,282

Norman Taffe (5)	53,000	50,828	39,454	143,282

Kenneth Traub (6)	59,500	50,828	39,454	149,782

Patrick Tanguy (7)	55,500	50,828	39,454	145,782

(1)

The amounts shown in this column do not reflect compensation actually received by the directors. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718.

(2)

Mr. Lacey was granted a stock option to purchase 8,000 shares of our common stock at an exercise price of $13.05 per share under the 2012 Plan, as well as 4,000 RSUs. As of December 31, 2017, Mr. Lacey had outstanding stock options to purchase 47,000 shares of our common stock and 4,000 RSUs.

(3)

Mr. Seligsohn was granted a stock option to purchase 8,000 shares of our common stock at an exercise price of $13.05 per share under the 2012 Plan, as well as 4,000 RSUs. As of December 31, 2017, Mr. Seligsohn had outstanding stock options to purchase 62,000 shares of our common stock and 4,000 RSUs.

(4)

Mr. Seroussi was granted a stock option to purchase 8,000 shares of our common stock at an exercise price of $13.05 per share under the 2012 Plan, as well as 4,000 RSUs. As of December 31, 2017, Mr. Seroussi had outstanding stock options to purchase 112,000 shares of our common stock and 4,000 RSUs.

(5)

Mr. Taffe was granted a stock option to purchase 8,000 shares of our common stock at an exercise price of $13.05 per share under the 2012 Plan, as well as 4,000 RSUs. As of December 31, 2017, Mr. Taffe had outstanding stock options to purchase 62,000 shares of our common stock and 4,000 RSUs.

(6)

Mr. Traub was granted a stock option to purchase 8,000 shares of our common stock at an exercise price of $13.05 per share under the 2012 Plan, as well as 4,000 RSUs. As of December 31, 2017, Mr. Traub had outstanding stock options to purchase 92,000 shares of our common stock and 4,000 RSUs.

(7)

Mr. Tanguy was granted a stock option to purchase 8,000 shares of our common stock at an exercise price of $13.05 per share under the 2012 Plan, as well as 4,000 RSUs. As of December 31, 2017, Mr. Tanguy had outstanding stock options to purchase 122,000 shares of our common stock and 4,000 RSUs.

Ms. Paul is not included in the above table because she was not a director in 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

All transactions between us and our officers, directors, principal stockholders and affiliates have been and will be approved by a majority of our board of directors, including a majority of our disinterested, non-employee directors on the board, and have been or will be on terms no less favorable to us than could be obtained from unaffiliated third parties. There were no related party transactions in 2017.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding related person transactions which is incorporated in the Charter of the Audit Committee. Pursuant to this policy, our Audit Committee must review and approve any such transactions.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

General

Our stockholders are being asked to approve an amendment and restatement of our Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”). The proposed amendment and restatement of the 2012 Plan will increase the number of shares reserved for issuance under the 2012 Plan from 3,100,000 shares to 3,750,000 shares (and will increase the number of shares that may be used for incentive stock options from 375,000 shares to 1,025,000 shares). The purpose of amending and restating the 2012 Plan is to enable us to continue to attract and retain the best available personnel, including employees and directors, by offering them participation in the 2012 Plan.

Our board of directors has approved the proposed amendment and restatement of the 2012 Plan as described above. We believe strongly that the approval of the amendment and restatement of the 2012 Plan is essential to our success. Our employees are our most valuable assets. Stock options and the other awards permitted under the 2012 Plan are vital to our ability to attract and retain outstanding and highly skilled employees, especially in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate employees to achieve our goals. The terms of the 2012 Plan are designed to allow the Company to continue to attract, retain and motivate people whose skills and performance are critical to the Company’s success. We will continue to monitor the environment in which we operate and make changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. Subject to stockholder approval, we plan to register the additional 650,000 shares reserved under the 2012 Plan on a Registration Statement on Form S-8.

As of March 6, 2018, the closing sales price of a share of the Company’s common stock as reported on the NASDAQ Global Market was $12.10. As of December 31, 2017, the potential number of participants in the 2012 Plan was approximately 320 employees, 20 consultants and seven directors.

A general description of the principal terms of the Amended and Restated 2012 Plan as proposed is set forth below. However, the summary does not purport to be a complete description of all of the provisions of the 2012 Plan.

General Description

Purpose. The purposes of the 2012 Plan are to attract and retain the best available personnel, to provide additional incentives to our employees, consultants and directors through ownership of our shares, and to promote the success of the Company’s business.

Shares Reserved for Issuance under the 2012 Plan. If approved by our stockholders, the total number of shares reserved for issuance under the 2012 Plan will be increased by 650,000 shares to 3,750,000 shares (and the number of shares available for incentive stock options will be increased from 375,000 shares to 1,025,000 shares).

The maximum number of shares with respect to which options and stock appreciation rights that may be granted to a participant during a calendar year is 175,000 shares. In connection with a participant’s commencement of service with the Company or a related entity of the Company, the participant may be granted options and stock appreciation rights for up to an additional 175,000 shares, which would not count against the limit set forth in the previous sentence.

Share Counting. Any shares covered by an award which is forfeited, canceled, expires or is settled in cash shall be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued under the 2012 Plan. Shares that have actually been issued under the 2012 Plan pursuant to an award shall not be returned to the 2012 Plan and shall not become available for future grant under the 2012 Plan, except where unvested shares are forfeited or repurchased by the Company at the lower of their original purchase price or their fair market value at the time of such repurchase. Shares tendered or withheld in payment of an option exercise price, shares withheld by the Company to pay any tax withholding obligation, and all shares covered by the portion of a stock appreciation right that is exercised (regardless of whether shares are actually issued in connection with such exercise) shall not be returned to the 2012 Plan and shall not become available for future issuance under the 2012 Plan.

Administration. The 2012 Plan will be administered by the 2012 Plan administrator (the “Administrator”), defined as the board or one (1) or more committees designated by the board. The compensation committee will initially act as the Administrator. With respect to grants to officers and directors, the compensation committee shall be constituted in such a manner as to satisfy applicable laws, including, when applicable, Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Internal Revenue Code (the “Code”).

No Repricings without Stockholder Approval. The company shall obtain stockholder approval prior to (i) the reduction of the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2012 Plan or (ii) the cancellation of an option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying shares, in exchange for another option, stock appreciation right, restricted stock or other award or for cash (unless the cancellation and exchange occurs in connection with a Corporate Transaction (as defined in the 2012 Plan and as described below)). Notwithstanding the foregoing, cancelling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock, or other award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price or base appreciation amount of the original option or stock appreciation right will not be subject to stockholder approval.

Terms and Conditions of Awards. The 2012 Plan provides for the grant of stock options, restricted stock, restricted stock units, dividend equivalent rights and stock appreciation rights (collectively referred to as “awards”). Any dividend equivalent right granted in connection with an award will be subject to the vesting of the underlying award. Stock options granted under the 2012 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the shares subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2012 Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2012 Plan shall be designated in an award agreement.

Subject to applicable laws and except as otherwise provided by the Board, the Administrator will have the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares or the amount of other consideration to be covered by each award, to approve forms of award agreement for use under the 2012 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2012 Plan (provided that any amendment that would adversely affect a participant’s rights under an outstanding award would not be made without the participant’s written consent), to construe and interpret the terms of the 2012 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action, not inconsistent with the terms of the 2012 Plan, as the Administrator deems appropriate.

The term of any award granted under the 2012 Plan will be stated in the applicable award agreement but may not exceed a term of more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2012 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of nonqualified stock options, stock appreciation rights, and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2012 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares or, with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure, or any combination of the foregoing methods of payment.

Under the 2012 Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2012 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Per Person Limits. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 175,000 shares. In connection with a participant’s commencement of service with the company or a related entity of the Company, the participant may be granted options and stock appreciation rights for up to an additional 175,000 shares, which would not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure.

The 2012 Plan includes performance criteria that may be considered, individually or in combination, by the Administrator when granting performance-based awards, including the following: (i) sales and net sales, (ii) appreciation in and/or maintenance of the price of shares or any other publicly-traded securities of the Company, (iii) expense levels, (iv) sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions, (v) implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel, (vi) financing and other capital raising transactions (including sales of the Company’s equity or debt securities, factoring transactions), (vii) revenue growth or product revenue growth, (viii) profits (including gross profits, operating profits, net operating profits, controllable profits and profit margins), (ix) financial ratios, including those measuring liquidity, activity, profitability or leverage, (x) cost of capital or assets under management, (xi) net operating income (before or after taxes) or operating income (before or after taxes), (xii) earnings (including earnings before taxes, earnings before interest and taxes, earnings before interest, taxes and depreciation, earnings before interest, taxes and amortization or earnings before interest, taxes, depreciation and amortization), (xiii) revenue, (xiv) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property and establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)), (xv) co-development, co-marketing, profit sharing, joint venture or other similar arrangements, (xvi) pre- or after-tax income (before or after allocation of corporate overhead and bonus), (xvii) market share, (xviii) regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents; passing pre-approval inspections (whether of the Company or third parties)), (xix) operating margins, gross margins or cash margins, (xx) earnings per share, (xxi) comparisons with various stock market indices, (xxii) stockholder equity, (xxiii) debt reduction, (xxiv) net income (before or after taxes), (xxv) reductions in costs, (xxvi) year-end cash, (xxvii) return on equity, (xxviii) operating cash flow or cash flow per share (before or after dividends) and cash flow or cash flow per share (before or after dividends), (xxix) working capital levels, including cash, inventory and accounts receivable, (xxx) total shareholder return, (xxxi) return on capital (including return on total capital or return on invested capital), (xxxii) research and development achievements, (xxxiii) return on assets or net assets, (xxxiv) cash flow return on investment, (xxxv) operating efficiencies, (xxxvi) economic value-added models or equivalent metrics, (xxxvii) success in recruitment of financial advisors, (xxxviii) customer growth, (xxxix) employee or customer satisfaction (including objective customer indicators), (xxxx) productivity, (xxxxi) supplier awards from significant customers, (xxxxii) credit rating, (xxxxiii) contract awards or backlog, (xxxxix) bookings or orders, (xxxxv) budget comparisons, and (xxxxvi) improvements in capital structure. The performance criteria may be applicable to the company, any parent or subsidiary of the company, and/or any individual business units of the company or any parent or subsidiary of the company.

Change in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares covered by outstanding awards, the number of shares that have been authorized for issuance under the 2012 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares that may be granted subject to awards to any participant in a calendar year, as well as other terms that the Administrator determines require adjustment, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares or similar transaction affecting the shares, (ii) any other increase or decrease in the number of issued shares effected without receipt of consideration by the company or (iii) any other transaction with respect to our shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding awards under the 2012 Plan will terminate unless the awards are assumed in connection with the Corporate Transaction. In addition, except as provided otherwise in an individual award agreement, for the portion of each award that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares (or other consideration) at the time represented by such portion of the award, immediately prior to the specified effective date of such Corporate Transaction, provided that the grantee’s continuous service has not terminated prior to such date.

Under the 2012 Plan, Corporate Transaction includes a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the company is incorporated; the sale, transfer or other disposition of all or substantially all of the assets of the company; the complete liquidation or dissolution of the company; any reverse merger or series of related transactions culminating in a reverse merger in which the company is the surviving entity but (i) the shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property or (ii) in which securities possessing more than fifty percent (50%) of the total combined voting power of the company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; and an acquisition in a single or series of related transactions by any person or related group of persons (other than the company or by a company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the company’s outstanding securities.

Change in Control. Except as provided otherwise in an individual award agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), all outstanding awards under the 2012 Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the specified effective date of such Change in Control, for all of the shares (or other consideration) at the time represented by such awards, provided that the grantee’s continuous service, as such term is defined in the 2012 Plan, has not terminated prior to such date.

Under the 2012 Plan, a Change in Control is defined as a change in ownership or control of the company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the company or by a company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the company’s outstanding securities pursuant to a tender or exchange offer made directly to the company’s stockholders which a majority of the continuing directors who are not affiliates or associates of the offer or do not recommend such stockholders accept, or (ii) a change in the composition of the board over a period of twelve months or less such that a specified number of the board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who are continuing directors.

Amendment, Suspension or Termination of the 2012 Plan. The board may at any time amend, suspend or terminate the 2012 Plan. The 2012 Plan will terminate on May 15, 2022 unless earlier terminated by the board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the company shall obtain stockholder approval of any such amendment to the 2012 Plan in such a manner and to such a degree as required. No suspension or termination of the 2012 Plan will adversely affect any rights under awards already granted to a participant.

Awards to Israeli Residents. The 2012 Plan is designed to comply with the provisions of the Israeli Income Tax Ordinance New Version, 1961, as amended (the “Tax Ordinance”), and is intended to enable the Administrator to grant options under the 2012 Plan to participants who are, or are deemed to be, Israeli residents. Specifically, the 2012 Plan permits option awards to employees pursuant to Section 102 of the Tax Ordinance and option awards to non-employees pursuant to Section 3(i) of the Tax Ordinance. For this purpose, “employee” refers to employees, officers and directors of the company or a related entity who are not considered “Controlling Shareholders” pursuant to, or otherwise excluded by, the Tax Ordinance. In accordance with the terms and conditions imposed by the Tax Ordinance, participants who are, or are deemed to be, Israeli residents and who receive option awards under the 2012 Plan may be afforded certain tax benefits in Israel.

Director Option Sub-Plan. In connection with the 2012 Plan, the board adopted a Director Option Sub-Plan (the “Sub-Plan”). The Sub-Plan draws on the 2012 Plan for shares and is designed to provide for the grant of options and restricted stock units to non-employee directors of the company on a formula basis. Directors are granted automatically under the director subplan on January 1 of each year 8,000 stock options and 4,000 restricted stock units, all of which would fully vest at the end of one year from the grant date. If a director is appointed for a term commencing during a calendar year, the director would be granted stock options and restricted stock units on the date of appointment and the number of stock options and restricted stock units granted would be based upon the number of days remaining in the calendar year following the date such person was nominated as a director. The Sub-Plan permits the Administrator to make grants to non-employee directors of the company who are Israeli residents pursuant to Sections 3(i) and 102 of the Tax Ordinance.

Certain U.S. Federal Tax Consequences

The following summary of the U.S. federal income tax consequences of the 2012 Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Nonqualified Stock Options. The grant of a nonqualified stock option under the 2012 Plan will not result in any federal income tax consequences to the participant or to the company. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The company does not receive a tax deduction for any such gain.

A nonqualified stock option can be considered deferred compensation and subject to Section 409A of the Code. A nonqualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options. The grant of an incentive stock option under the 2012 Plan will not result in any federal income tax consequences to the participant or to the company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

2012 Plan Benefits

The benefits to be received by our employees pursuant to the 2012 Plan are not determinable at this time.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting is required to approve the amendment and restatement of the 2012 Plan. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 2012 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be available via teleconference to respond to appropriate questions and to make a statement if he or she so desires, but no representative will be present at the annual meeting.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent accountants. However, the audit committee of the board of directors is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting is required to approve the ratification of the selection of Kost Forer Gabbay & Kasierer as our independent auditors for fiscal year 2018. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, that might incorporate future filings, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Additionally, the audit committee must approve all audit and non-audit services performed by the Company’s independent auditors. Furthermore, the audit committee is responsible for reviewing and evaluating the Company’s accounting principles and the Company’s system of internal accounting controls. Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, are responsible for auditing those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The audit committee relies, without independent verification, on the information provided to the committee and on the representations made by management and the independent auditors.

The audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company’s management and Kost Forer Gabbay & Kasierer, the Company’s independent auditors.

2.

The audit committee has also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the audit committee, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

3.

The audit committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

4.

The audit committee discussed with the Company’s senior management, Kost Forer Gabbay & Kasierer and internal auditors the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 in connection with the Annual Report on Form 10-K and other periodic filings with the Commission.

5.

The audit committee has received the written disclosures and the letter from Kost Forer Gabbay & Kasierer required by the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence. The audit committee considered whether the audit and non-audit services provided by Kost Forer Gabbay & Kasierer were compatible with maintaining its independence from the Company. Based on discussions with Kost Forer Gabbay & Kasierer, the audit committee determined that the audit and non-audit services provided to the Company by Kost Forer Gabbay & Kasierer were compatible with maintaining the independence of Kost Forer Gabbay & Kasierer.

6.

Based on the reviews and discussions referred to in paragraphs (1) through (5) above, the audit committee recommended to the Company’s board of directors, and the board approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, that was filed with the Securities and Exchange Commission on March 16, 2018.

7.

The audit committee has also recommended the selection of Kost Forer Gabbay & Kasierer and, based on the committee’s recommendation, the board of directors has selected Kost Forer Gabbay & Kasierer as the Company’s independent auditors for the fiscal year ending December 31, 2018. The board of directors is submitting the selection of Kost Forer Gabbay & Kasierer to the stockholders for ratification.

Submitted by the audit committee:

Thomas Lacey (Chairman)

Yair Seroussi
Norman P. Taffe
Patrick Tanguy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Kost Forer Gabbay & Kasierer performed services for us in fiscal 2016 and 2017 related to financial statement audit work, quarterly reviews, Forms S-8 reviews, tax services, special projects and other ongoing consulting projects. Fees paid or accrued to Kost Forer Gabbay & Kasierer in fiscal 2016 and 2017 were as follows:

	2017	2016
Audit Fees (1)	$295,000	$280,000

Tax Fees (2)	$115,000	$140,000
All Other Fees (3)	$65,000	$32,000
Total	$475,000	$452,000

(1)

Audit fees represent fees for the audit of consolidated financial statements for the fiscal years ended December 31, 2016 and 2017 and the review of financial statements included in our quarterly reports on Form 10-Q.

(2)

Tax fees represent fees for professional services rendered by our auditors for tax compliance, tax planning and tax advice on actual or contemplated transactions and advisory services for other tax compliance matters.

(3)	All other fees represent fees for professional services rendered by our auditors for advisory services for other matters such as funding received from the Israeli Office of the Chief Scientist.

The audit committee approved 100% of the above set forth fees in 2016 and 2017.

Audit and Non-Audit Services Pre-Approval Policy

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Kost Forer Gabbay & Kasierer, our independent auditors, must be approved in advance by the audit committee to assure that such services do not impair the auditors’ independence from the company. In January 2004, the audit committee adopted an audit and non-audit services pre-approval policy which sets forth the procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditors are to be pre-approved. Pursuant to the policy, certain services or category of services described in detail in the policy may be pre-approved generally on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of audit services, audit-related services, tax services and other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent auditors. The audit committee may also pre-approve particular services on a case-by-case basis. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the audit committee prior to being performed. The audit committee may delegate authority to pre-approve audit and non-audit services to any member of the audit committee, but may not delegate such authority to management. Our independent auditors and Chief Financial Officer are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval policy and the fees for the services performed to date.

PROPOSAL NO. 4
Advisory Vote on compensation of the Named Executive Officers

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2017 annual meeting of stockholders. At our 2017 annual meeting, our stockholders approved the proposal, with approximately 97% of the votes cast voting in favor of the proposal. At our 2017 annual meeting, our stockholders voted to recommend, on an advisory basis, that advisory votes on executive compensation be held every year. After consideration of the 2017 voting results, our board of directors elected to continue to hold a stockholder “say-on-pay” vote annually. Accordingly, this year we are again asking our stockholders to vote “For” the compensation of our executive officers as disclosed in this proxy statement. Our board of directors and our compensation committee value the opinions of our stockholders. We will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation arrangements must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the company and their personal performance. We believe our executive compensation arrangements strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

●

Our compensation arrangements for the named executive officers are simple, consisting principally of base salary, a challenging performance-based bonus plan, and long-term incentive award in the form of restricted stock units, which may or may not be awarded annually at the discretion of the compensation committee.

●

We provide a significant part of executive compensation in the form of performance based incentives. Our compensation committee establishes a performance-based bonus plan whereby bonuses are awarded under the plan based on achievement of the company’s financial goals based on an annual budget approved by our board, as well as strategic goals aimed to promote the company’s business and long-term strategic objectives. The goals under the performance-based bonus plans are generally challenging. Bonuses under the performance-based plan are capped and a significant portion of the bonuses would not be payable for a particular year if the company fails to achieve the specified financial goals.

●

A significant portion of our named executive officer’s compensation is in the form of long-term incentive awards, currently consisting of restricted stock units. Generally, such equity awards vest 25% on the first anniversary of the grant date and the remaining equity awards vest quarterly over the following three years.

●	We align base salaries with strong pay-for-performance orientation and our compensation committee generally takes a conservative approach on base salary increases.

●	We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

●	We do not provide tax gross-ups to our named executive officers.

●	None of the employment agreements with our named executive officers includes any “single trigger” change-in-control provisions or golden parachute arrangements.

●	The perquisites offered to our named executive officers based in Israel are those generally provided to all of our employees based in Israel.

●	We have a compensation recoupment policy.

●

The compensation committee is updated on compensation best practices and trends. The committee from time to time as appropriate engages the services of a compensation consultant to provide advice on compensation trends and market information to assist the committee in designing our compensation programs and making compensation decisions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors. The compensation committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

Required Vote

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 4. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to Be Brought Before an Annual Meeting and Considered for Inclusion in our Proxy Materials. In addition to submitting information related to the proposal as described elsewhere in this proxy statement, pursuant to Rule 14a-8 under the Exchange Act and the Company’s bylaws, stockholder proposals intended for consideration by the Company for presentation and inclusion in its proxy materials for the annual meeting of stockholders to be held in 2019 must be received by Dror Levy, Secretary, DSP Group, Inc., 691 S. Milpitas Boulevard, Suite 212, Milpitas, CA 95035, no later than December 13, 2018 in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority. The proxies to be solicited by our board of directors for the 2019 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by February 26, 2018.

OTHER MATTERS

Annual Report

Our annual report for the fiscal year ended December 31, 2017 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

Our annual report on Form 10-K for the fiscal year ended December 31, 2017 is included in the annual report for the fiscal year ended December 31, 2017, which is mailed concurrently with the mailing of these proxy materials. Upon written request to our Secretary, Dror Levy, at the address of our principal executive offices, the exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

Internet Availability of Proxy Materials

In addition to the mailing, the notice of the annual meeting, this proxy statement and the proxy card are available for your review, print and download on our website at www.dspg.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Householding of Annual Meeting Materials

In December 2000, the Securities and Exchange Commission adopted new rules that permit us to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. Upon written request to our Secretary, Dror Levy, at the address of our principal executive offices or by phone at (408) 986-4300, you may revoke your decision to household, and we will deliver a separate copy of the annual report or proxy statement, as applicable, to you at the shared address within 30 days of your request.

A number of brokerage firms have already instituted householding. If your family has multiple accounts of our stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports.

Other Matters

Our board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the proxy holders.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Ofer Elyakim Chief Executive Officer

April 12, 2018
Los Altos, California

This Proxy is Solicited on Behalf of
The Board of Directors of DSP Group, Inc.
For the 2018 Annual Meeting of Stockholders

______________

The undersigned stockholder of DSP GROUP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 12, 2018, and the Company’s Annual Report for the year ended December 31, 2017 which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and hereby appoints Ofer Elyakim and Dror Levy, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of the Company to be held on May 14, 2018, at 8:30 a.m., local time, at Residence Inn Central Park, 1717 Broadway, New York City, New York, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF THE NAMED DIRECTOR NOMINEES, (2) FOR PROPOSALS 2, 3, AND 4, AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.     ELECTION OF EIGHT DIRECTORS as specifically set forth below, each to serve until the 2019 annual meeting of stockholders:

____	FOR the nominees listed below (except as indicated)	____	WITHHOLD AUTHORITY to vote for the nominees listed below

If you wish to withhold authority to vote for the following nominees, strike a line through such nominee’s name listed below.

Ofer Elyakim

Thomas A. Lacey

Cynthia Paul

Gabi Seligsohn

Yair Seroussi

Norman P. Taffe

Patrick Tanguy

Kenneth H. Traub

2.        PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN BY 650,000 SHARES:

_____ FOR	_____ AGAINST	_____ ABSTAIN

3.        PROPOSAL TO ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as THE COMPANY’S independent auditors for the year ending December 31, 2018:

_____ FOR	_____ AGAINST	_____ ABSTAIN

4.        ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICERS COMPENSATION:

_____ FOR	_____ AGAINST	_____ ABSTAIN

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

DATED: _____________________, 2018

(Signature)

(Signature)

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.